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                                                                     EXHIBIT 2.2
















                     NUCLEAR GENERATION CONVEYANCE AGREEMENT

                                 by and between

                  DUQUESNE LIGHT COMPANY, on the one hand, and

                           PENNSYLVANIA POWER COMPANY

                                       and

            THE CLEVELAND ELECTRIC ILLUMINATING COMPANY, on the other





                           Dated as of March 25, 1999
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                     NUCLEAR GENERATION CONVEYANCE AGREEMENT

          NUCLEAR GENERATION CONVEYANCE AGREEMENT, dated as of March 25, 1999 ("Agreement"), by and between Duquesne Light Company ("DLC"), a Pennsylvania corporation, on the one hand, and Pennsylvania Power Company ("Penn Power"), a Pennsylvania corporation and The Cleveland Electric Illuminating Company ("CEIC"), an Ohio corporation, on the other. DLC, on the one hand, and Penn Power and CEIC, on the other, are referred to individually as a "Party," and collectively as the "Parties."

                               W I T N E S S E T H

          WHEREAS, DLC and FE (as hereinafter defined), acting on behalf of the FE Subsidiaries (as hereinafter defined) have entered into an agreement in principle dated October 14, 1998 (the "Agreement in Principle"), regarding the exchange of interests in certain electric generation facilities; and

          WHEREAS, in order to implement the Agreement in Principle with respect to DLC's nuclear generating assets which are subject to the jurisdiction of the NRC (as hereinafter defined), the Parties desire to set forth in this Agreement the definitive terms and conditions pursuant to which DLC agrees to transfer to and convey, and Penn Power and CEIC agree to assume, all of DLC's right, title and interest in and to certain plants (Beaver Valley Unit 1, Beaver Valley Unit 2, SAPS and Perry Unit 1, as each is hereinafter defined), as well as DLC's rights and obligations as operator of Beaver Valley Unit 1 and Beaver Valley Unit 2; and

          WHEREAS, in order to implement the Agreement in Principle with respect to certain fossil fueled power plants, simultaneously with the execution of this Agreement, DLC and the FE Subsidiaries will enter into the Generation Exchange Agreement (the "Exchange Agreement") dated as of the date hereof, in the form of Exhibit A, pursuant to which DLC will exchange its undivided interests in certain electric generation plants operated by the FE Subsidiaries (W.H. Sammis Unit No. 7, Bruce Mansfield Units Nos. 1, 2 & 3, and Eastlake Unit No. 5) for the interests of certain of the FE Subsidiaries in electric generation plants in Avon Lake, Ohio, New Castle, Pennsylvania and Niles, Ohio; and

          WHEREAS, simultaneously with the execution of this Agreement, DLC and FE will enter into the FE Support Agreement, and DLC, FE and the FE Subsidiaries will enter into the CAPCO Settlement Agreement and the Electric Facilities Agreement (as each is hereinafter defined).

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

               (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

               (2) "Agreement" means this Nuclear Generation Conveyance Agreement, together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

               (3) "Agreement in Principle" has the meaning set forth in the preamble to this Agreement.

               (3A) "Amendment 2 to the CAPCO Perry Unit 1 Operating Agreement" means the Amendment 2 to the CAPCO Perry Unit 1 Operating Agreement, substantially in the form of Exhibit J hereto, to be entered into between DLC and CEIC at the time this Agreement is executed.

               (4) "Ancillary Agreements" means the CAPCO Settlement Agreement and the Electric Facilities Agreement and, in respect of each Plant, the Assignment and Assumption Agreement, the Bill of Sale, the FIRPTA Affidavit, the Warranty Deed(s) with respect to such Plant and, in the case of Beaver Valley, the Beaver Valley Omnibus Services Agreement, in each case as the same may be from time to time amended.

               (5) "ANI" means American Nuclear Insurance, or any successor entity.

               (6) "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement in respect of each Plant between DLC and the applicable Specified FE Subsidiary, substantially in the form of Exhibit B hereto, by which DLC shall, subject to the terms and conditions hereof, assign the DLC Nuclear Agreements, certain intangible assets and other DLC Nuclear Assets in respect of each Plant to the applicable Specified FE Subsidiary, and whereby such Specified FE Subsidiary shall assume the Assumed Liabilities in respect of each Plant.

               (7) "Assumed Decommissioning Liabilities" has the meaning set forth in Section 2.3(f).

               (8) "Assumed Environmental Liabilities" has the meaning set forth in Section 2.3(c).

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               (9)  "Assumed Liabilities" has the meaning set forth in Section
          2.3.

               (10) "Assumed Nuclear Liabilities" has the meaning set forth in
          Section 2.3(g).

               (11) "Assumed Spent Fuel Liabilities" has the meaning set forth in Section 2.3(h).

               (12) "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended.

               (13) "Beaver Valley" means, collectively, Beaver Valley Unit 1, Beaver Valley Unit 2 and SAPS.

               (14) [Intentionally Omitted.]

               (15) "Beaver Valley CAPCO Agreements" means all the contractual arrangements associated with CAPCO relating to Beaver Valley, including those contracts listed on Schedule 1.1 (15).

               (16) "Beaver Valley Switchyard Assets" means the real and personal assets described in Schedule 2.2(a).

               (17) [Intentionally Omitted.]

               (18) "Beaver Valley Omnibus Services Agreement" means the Beaver Valley Omnibus Services Agreement substantially in the form of Exhibit F hereto, to be entered into between Penn Power and DLC as of the DLC Nuclear Closing Date.

               (19) "Beaver Valley Unit 1" means the nuclear generating plant known as Beaver Valley Power Station Unit No. l, including such plant's fifty percent (50%) undivided interest in the Common Facility Assets.

               (20) "Beaver Valley Unit 1 Decommissioning Amount" has the meaning set forth in Section 6.19.1 (a) (i).

               (21) "Beaver Valley Unit 1 Decommissioning Shortfall" has the meaning set forth in Section 6.19.1 (a) (i).

               (22) "Beaver Valley Unit 1 Nonqualified Decommissioning Funds" means one or more external trust funds that do not meet the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by DLC with respect to Beaver Valley Unit 1 prior to the DLC Nuclear Closing.

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               (23) "Beaver Valley Unit 1 Qualified Decommissioning Fund" means the external trust fund that meets the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by DLC with respect to Beaver Valley Unit 1 prior to the DLC Nuclear Closing.

               (24) "Beaver Valley Unit 2" means the nuclear generating plant known as Beaver Valley Power Station Unit No. 2, including such plant's fifty percent (50%) undivided interest in the Common Facility Assets.

               (25) "Beaver Valley Unit 2 Decommissioning Amount" has the meaning set forth in Section 6.19.2 (a)(i).

               (26) "Beaver Valley Unit 2 Decommissioning Shortfall" has the meaning set forth in Section 6.19.2 (a) (i).

               (27) "Beaver Valley Unit 2 Facility Leases" means, collectively, the seven (7) facility leases with respect to Beaver Valley Unit 2, dated as of September 15, 1987, each by and between the Beaver Valley Unit 2 Owner Trustee and DLC, as amended.

               (28) "Beaver Valley Unit 2 Foreclosure" means any foreclosure, forfeiture or similar proceeding the occurrence of which is pursuant to the Beaver Valley Unit 2 Lease Indentures.

               (29) "Beaver Valley Unit 2 Indentures Notes" has the meaning set forth in Section 6.16(a).

               (30) "Beaver Valley Unit 2 Indentures Support Agreement" means the Beaver Valley Unit 2 Indentures Support Agreement substantially in the form of Exhibit I.

               (31) "Beaver Valley Unit 2 Indentures Trustee" means Irving Trust Company, as indenture trustee, under each of the Beaver Valley Unit 2 Lease Indentures, and any successor indenture trustee appointed in accordance with the terms of the Beaver Valley Unit 2 Lease Indentures.

               (32) "Beaver Valley Unit 2 Lease Indentures" means, collectively, the seven (7) trust indenture, mortgage, security agreements and assignments of facility lease, dated as of September 15, 1987, between State Street Bank and Trust Company (successor in interest to The First National Bank of Boston), a national banking association, not in its individual capacity, but solely as trustee under those certain trust agreements dated as of September 15, 1987 with the owner participants thereto as set forth therein, and The Bank of New York (successor in interest to Irving Trust Company), a New York banking

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          corporation, as the indenture trustee, as such may be amended, modified, supplemented or restated from time to time.

               (33) "Beaver Valley Unit 2 Lease Indentures Documents" means all contractual arrangements implementing the sale-leaseback in respect of Beaver Valley Unit 2, including those documents described in Schedule 1.1(33).

               (34) "Beaver Valley Unit 2 Nonqualified Decommissioning Funds" means the external trust funds that do not meet the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by DLC with respect to Beaver Valley Unit 2.

               (35) "Beaver Valley Unit 2 Operating Agreement" means the Operating Agreement -- Beaver Valley Unit 1 and Beaver Valley Unit 2, as amended and restated as of September 15, 1987, by and between CEIC, DLC, Ohio Edison Company, an Ohio corporation, Penn Power, and The Toledo Edison Company, an Ohio corporation, as such may be amended, modified, supplemented or restated from time to time.

               (36) "Beaver Valley Unit 2 Owner Trustee" means First National Bank of Boston, as owner trustee under each of the Beaver Valley Unit 2 Facility Leases.

               (37) "Beaver Valley Unit 2 Qualified Decommissioning Funds" means the external trust funds that meet the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by DLC with respect to Beaver Valley Unit 2.

               (38) "Benefit Plans" means with respect to each Party, each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by such Party or by any ERISA Affiliate.

               (39) "Bill of Sale" means a Bill of Sale, substantially in the form of Exhibit C hereto, to be delivered by DLC to each of Penn Power and CEIC at the DLC Nuclear Closing, with respect to Tangible Personal Property included in the DLC Nuclear Assets transferred to such Specified FE Subsidiary at the DLC Nuclear Closing.

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               (40) "Bond Counsel" has the meaning assigned thereto in Section
          6.17(b)(i).

               (41) "Business Day" means any day other than Saturday, Sunday and any day which is a day on which banking institutions in the Commonwealth of Pennsylvania or the State of Ohio are authorized by law or other governmental action to close.

               (42) "Byproduct Material" means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to radiation in the process of producing or utilizing Special Nuclear Material.

               (43) "CAPCO" means the Central Area Power Coordination Group.

               (44) "CAPCO Agreements" means, collectively, the Beaver Valley CAPCO Agreements and the Perry CAPCO Agreements.

               (45) "CAPCO Settlement Agreement" means that certain CAPCO Settlement Agreement executed by DLC and each applicable FE Subsidiary, substantially in the form of Exhibit H hereto.

               (46) "Capital Expenditures" means capital additions to or replacements of property, plant and equipment included in the DLC Nuclear Assets and other expenditures or repairs on property, plant and equipment included in the DLC Nuclear Assets that would be capitalized by a party in accordance with its normal accounting policies.

               (47) "CEIC" means The Cleveland Electric Illuminating Company, an Ohio corporation.

               (48) "CEIC Nonqualified Decommissioning Funds" means the external trust funds that do not meet the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by CEIC.

               (49) "CEIC Qualified Decommissioning Funds" means the external trust funds that meet the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by CEIC with respect to Perry Unit 1.

               (50) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

               (51) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1984.

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               (52) "COBRA Continuous Coverage" means the requirements of
          Section 4980B(f) of the Code.

               (53) "Code" means the Internal Revenue Code of 1986, as amended.

               (54) "Collective Bargaining Agreement" has the meaning set forth in Section 6.11(d).

               (55) "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the time of executing this Agreement and which do not require the performing Party to expend any funds other than expenditures which are customary and reasonable under the circumstances in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

               (56) "Common CAPCO Agreements" means those CAPCO Agreements relating to both any portion of the Exchange Assets and any portion of the DLC Nuclear Assets, including those listed in Schedule 1.1(56).

               (57) "Common Facility Assets" means those assets located at Beaver Valley and used in common by Beaver Valley Unit 1 and Beaver Valley Unit 2 and listed in Schedule 1.1(57).

               (58) "Computer Systems" means hardware, software, and firmware product (including embedded microcontrollers in non-computer equipment).

               (59) "Continuation Period" has the meaning set forth in Section 6.11(e)(ii).

               (60) "Decommissioning" means the complete retirement and removal of a Plant from service and the restoration of the Real Property relating to such Plant, as well as any planning and administrative activities incidental thereto, including but not limited to (a) the dismantlement, decontamination, storage, and/or entombment of the Plant, in whole or in part, and any reduction or removal, whether before or after termination of the NRC license for the Plant, of radioactivity at the Real Property relating to such Plant, and (b) all activities necessary for the retirement, dismantlement and decontamination of the Plant to comply with all applicable laws, including applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder, the NRC operating license for the Plant and any related decommissioning plan.

               (61) "Decommissioning Costs" means the costs of Decommissioning the DLC Nuclear Assets in accordance with all applicable laws, including the applicable Nuclear Laws and Environmental Laws.

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               (62) "Decommissioning Funds" means collectively, the Qualified
          Decommissioning Funds and the Nonqualified Decommissioning Funds.

               (63) "Department of Energy" means the United States Department of Energy and any successor agency thereto.

               (64) "Department of Energy Decommissioning and Decontamination Fees" means all fees related to the Department of Energy's Special Assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Fund pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act, 42 U.S.C. 2297(g)-(g-2), and the Department of Energy's implementing regulations at 10 CFR Part 766, or any similar fees assessed under amended or superseding statutes or regulations applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy's gaseous diffusion enrichment facilities.

               (65) "Department of Energy Standard Contract" means the Contracts for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste, No. DE- CR01-83NE44380, dated as of June 13, 1983 between the United States of America, represented by the United States Department of Energy, and DLC; and No. DE- CR01-84RW00004, dated as of June 26, 1984, between the Unites States of America, represented by the United States Department of Energy, and DLC and OEC.

               (66) "Direct Claim" means any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim.

               (67) "DLC" means Duquesne Light Company, a Pennsylvania corporation.

               (68) "DLC Beaver Valley Emergency Preparedness Agreements" means those agreements listed in Schedule 1.1(68).

               (69) "DLC Indemnifiable Loss" means an Indemnifiable Loss asserted against or suffered by any DLC Indemnitee.

               (70) "DLC Indemnitee" means DLC, its officers, directors, employees, shareholders, Affiliates and agents.

               (70A) "DLC Interim Fuel Requirements" has the meaning set forth in Section 2.6(b)(i).

               (71) "DLC Nonqualified Decommissioning Funds" means, collectively, the Beaver Valley Unit 1 Nonqualified Decommissioning Fund, the Beaver Valley Unit 2 Nonqualified Decommissioning Fund and the Perry Unit 1 Nonqualified Decommissioning Fund.

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               (72) "DLC Non-Union Employees" has the meaning set forth in
          Section 6.11(c).

               (73) "DLC Nuclear Agreements" means any contracts, agreements, licenses and personal property leases entered into by DLC with respect to the ownership, operation or maintenance of the DLC Nuclear Assets, whether or not disclosed on Schedule 4.9(a)(i) and (ii) or Schedule 4.9(b)(i) and (ii), including the DLC Beaver Valley Emergency Preparedness Agreements, but shall not include the Beaver Valley Unit 2 Lease Indentures Documents.

               (74) "DLC Nuclear Assets" has the meaning set forth in Section 2.1, to the extent of DLC's undivided percentage interest in such assets.

               (75) "DLC Nuclear Closing" means the closing at which the assignment, conveyance, transfer and delivery of some or all of the DLC Nuclear Assets to Penn Power and CEIC, as contemplated by this Agreement, shall take place.

               (76) "DLC Nuclear Closing Date" has the meaning set forth in
          Section 3.1.

               (77) "DLC Nuclear Closing Payment" has the meaning set forth in
          Section 3.2(a).

               (78) "DLC Nuclear Insurance Policies" means any insurance policies carried by or for the benefit of DLC with respect to the ownership, operation or maintenance of the DLC Nuclear Assets, including all ANI and NEIL nuclear liability, property damage or business interruption policies in respect thereof.

               (79) "DLC Qualified Decommissioning Funds" means, collectively, the Beaver Valley Unit 1 Qualified Decommissioning Fund, the Beaver Valley Unit 2 Qualified Decommissioning Fund and the Perry Unit 1 Qualified Decommissioning Fund.

               (80) "DLC Representatives" means DLC's authorized representatives, including its professional and financial advisors.

               (81) "DLC Required Regulatory Approvals" means the Required Regulatory Approvals referred to in Schedule 4.3(b).

               (82) "DLC Savings Plans" has the meaning set forth in Section 6.11(e)(ii)(E).

               (83) "DLC Transferred Non-Union Employees" has the meaning set forth in Section 6.11(c).

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               (84) "DLC Transferred Union Employee" has the meaning set forth in Section 6.11(b).

               (85) "DLC Transmission Assets" means DLC's seventy-six and one-tenth percent (76.1%) undivided interest in the Beaver Valley Switchyard Assets.

               (86) "DLC Union Employees" has the meaning set forth in Section 6.11(b).

               (87) "ECAR" means the East Central Area Reliability Council, a regional reliability counsel established pursuant to the East Central Area Reliability Coordination Agreement, and any successor entity thereto.

               (88) "Electric Facilities Agreement" has the meaning assigned thereto in the Exchange Agreement.

               (89) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

               (90) "Environmental Claim" means any and all pending and/or threatened administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other written communications, whether criminal or civil (each, a "Claim"), pursuant to or relating to any applicable Environmental Law or pursuant to a common law theory, by any Person (including any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to any Environmental Condition or any Release or threatened Release into the environment of any Regulated Substances at any location related to the DLC Nuclear Assets, including, but not limited to, any Off-Site Location to which Regulated Substances, or materials (other than Nuclear Materials) containing Regulated Substances, were sent for handling, storage, treatment, or disposal.

               (91) "Environmental Condition" means the presence or Release of a Regulated Substance (other than a naturally-occurring substance) on or in environmental media, or structures on Real Property, at an Off-Site Location or other property (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such Regulated Substance, regardless of when such presence or Release occurred or is discovered.

               (92) "Environmental Laws" means all Federal, state, local, provincial, foreign and international civil and criminal laws,

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          regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to Releases or threatened Releases of Regulated Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Regulated Substances, but shall not include Nuclear Laws. "Environmental Laws" include: (a) with respect to Federal law, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. sections
          1251 et seq.), the Clean Air Act (42 U.S.C. sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. sections 2601 et seq.), Atomic Energy Act, 42 U.S.C. section 2011 et seq.; the Oil Pollution Act (33 U.S.C. sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. sections 651 et seq.),the Safe Drinking Water Act (42 U.S.C. section 300f et seq.), the Surface Mine Conservation and Reclamation Act (30 U.S.C. sections 1251-1279), and regulations adopted pursuant thereto; and counterpart state and local laws, and regulations adopted thereto; (b) with respect to Pennsylvania law, the Pennsylvania Clean Streams Law (35 P.S. section 691.1 et seq.) the Pennsylvania Air Pollution Control Act (35 P.S. section 4001 et seq.), the Pennsylvania Solid Waste
          Management Act (35 P.S. section 6018.101 et seq.), the Pennsylvania Storage Tank and Spill Prevention Act (35 P.S. section 6021.101 et seq.), the Pennsylvania Safe Drinking Water Act (35 P.S. section 721.1 et seq.), the Pennsylvania Sewage Facilities Act (35 P.S. section
          750.1 et seq.), the Pennsylvania Hazardous Sites Cleanup Act (35 P.S.
          section 6020.101 et seq.), the Pennsylvania Land Recycling and Environmental Remediation Standards Act (35 P.S. section 6026.101 et seq.), the Pennsylvania Surface Mining Conservation and Reclamation
          Act (52 P.S. section 1396.1 et seq.), the Coal Refuse Disposal Control Act (52 P.S. section 30.51 et seq.), the Non-Coal Surface Mining and Reclamation Act (52 P.S. section 3301 et seq.), the Pennsylvania
          Worker and Community Right-to-Know Act (35 P.S. section 7301 et seq.), the Pennsylvania Hazardous Material Emergency Planning and Response
          Act (35 P.S. section 6022.101 et seq.), and regulations adopted pursuant thereto; and (c) with respect to Ohio law, Ohio Rev. Code
          Ann. section 1501.30 et seq. (Diversion of Waters), Ohio Rev. Code
          Ann. section 1506.01 et seq. (Coastal Management), Ohio Rev. Code Ann.
          section 1509.01 et seq. (Oil and Gas), Ohio Rev. Code Ann. section 1513.01 et seq. (Coal Surface Mining), Ohio Rev. Code Ann. section 1520.01 et seq. (Canal Lands), Ohio Rev. Code Ann. section 3704.01 et seq. (Air Pollution Control), Ohio Rev. Code Ann. section 3710.01 et seq. (Asbestos Abatement), Ohio Rev. Code Ann. section 3714.01 et seq. (Construction and Demolition Debris), Ohio Rev. Code Ann. section 3734.01 et seq. (Solid and Hazardous Wastes), Ohio Rev. Code Ann.
          section 3737.87 et seq. (Petroleum Underground Storage Tanks), Ohio Rev. Code Ann. section 3742.01 et seq. (Lead Abatement and Testing), Ohio Rev. Code Ann. section 3750.01 et seq. (Emergency Planning), Ohio Rev. Code Ann. section 3751.01 et seq. (Hazardous Substances), Ohio Rev. Code Ann. section 3752.01 et seq. (Cessation of Chemical Handling Operations), Ohio Rev. Code Ann. section 3767.01 et seq. (Nuisances), Ohio Rev. Code Ann. section 4913.01 et seq. (Public Utilities Commission - Acid Rain Control), Ohio Rev. Code Ann. section 6109.01

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          et seq. (Safe Drinking Water), Ohio Rev. Code Ann. section 6111.01 et seq. (Water Pollution Control), and regulations adopted pursuant thereto.

               (93) "Environmental Permits" means any permits, registrations, certificates, certifications, licenses and authorizations, consents and approvals of Governmental Authorities required under Environmental Laws with respect to the DLC Nuclear Assets.

               (94) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               (95) "ERISA Affiliate" means a trade or business, whether or not incorporated, that together with a Party would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

               (96) "Estimated DLC Nuclear Closing Payment" has the meaning set forth in Section 3.2(b).

               (97) "Estimated DLC Nuclear Closing Statement" has the meaning set forth in Section 3.2(b).

               (98) "Exchange Agreement" has the meaning set forth in the preamble to this Agreement.

               (99) "Exchange Assets" has the meaning assigned thereto in the Exchange Agreement.

               (100) "Exchange Closing" has the meaning assigned thereto in the Exchange Agreement.

               (101) "Exchange Date" has the meaning assigned thereto in the Exchange Agreement.

               (102) "Excluded Assets" has the meaning set forth in Section 2.2.

               (103) "Excluded Liabilities" has the meaning set forth in Section 2.4.

               (104) "Exempt Facilities" means those DLC facilities listed in
          Schedule 1.1(104).

               (105) "Facilities Act" has the meaning set forth in Section
          10.12.

               (106) "FE" means FirstEnergy Corp., an Ohio corporation and parent company of the FE Subsidiaries.

               (107) "FE Subsidiaries" means, collectively, Ohio Edison Company, Penn Power, CEIC and The Toledo Edison Company.

               (108) "FE Support Agreement" means the FE Support Agreement substantially in the form of Exhibit D hereto, to be entered into between FE and DLC on the date hereof.

               (109) "FENOC" means FirstEnergy Nuclear Operating Company, an Ohio corporation.

               (110) "FERC" means the Federal Energy Regulatory Commission or any successor agency thereto.

               (111) "Final Adjustment" has the meaning set forth in Section 3.2(d).

               (112) "Final DLC Nuclear Closing Statement" has the meaning set forth in Section 3.2(c).

               (113) "Final Order" means an action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended or with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired.

               (114) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit in respect of each Plant, substantially in the form of Exhibit E hereto.

               (115) "Fuel Supplies" means the supplies of nuclear fuel in reactor core, natural uranium, converted uranium, enriched uranium and/or any other form of nuclear fuel, under contract, or in inventory, related to the operation of either Plant.

               (116) "GE Settlement Agreement" means the Settlement Agreement between Plaintiffs FE Subsidiaries and DLC and Defendant General Electric Company, executed on January 20, 1994 in settlement of litigation concerning Perry Unit 1.

               (117) "Good Utility Practices" mean any of the applicable practices, methods, standards, guides or acts:

               (a) required by any Governmental Authority, regional or national reliability council, or national trade organization, including NERC, ECAR, Edison Electric Institute, or American Society of Mechanical Engineers, or the successor of any of them, whether or not the Party whose conduct is at issue is a member thereof;

               (b) otherwise engaged in or approved by a significant portion of the electric utility industry during the relevant time period which in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been expected to accomplish the desired result in a manner consistent with law, regulation, good business practices, generation, transmission, and distribution reliability, safety, environmental protection, economy, and expediency. Good Utility Practices is intended to be acceptable practices, methods, or acts generally accepted in the region, and is not intended to be limited to the optimum practices, methods, or acts to the exclusion of all others; and

               (c) such other acts or practices as are reasonably necessary to maintain the reliability of the Plants.

               (118) "Governmental Authority" means any foreign, Federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority.

               (119) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               (120) "High Level Waste" means (1) irradiated nuclear reactor fuel, (2) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing irradiated reactor fuel, and (3) solids into which such liquid wastes have been converted.

               (121) "High Level Waste Repository" means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel and other High Level Waste in accordance with the requirements set forth in the Nuclear Waste Policy Act.

               (122) "IBEW" has the meaning set forth in Section 6.11(b).

               (123) "IBEW CBA" has the meaning set forth in Section 6.11(b).

               (124) "Income Tax" means any Federal, state, local or foreign Tax
          (a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

               (125) "Indemnifiable Loss" means any claim, demand, suit, loss, liability, damage, obligation, payment, cost or expense (including the cost and expense of any action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith).

               (126) "Indemnifying Party" means a Party obligated to provide indemnification under this Agreement.

               (127) "Indemnitee" means a Person entitled to receive indemnification under this Agreement.

               (128) "Independent Accounting Firm" means such independent accounting firm of national reputation as is mutually appointed by DLC and Specified FE Subsidiaries.

               (128A) "Interim Period" has the meaning set forth in Section 6.1.1(a).

               (129) "Inspection" means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Specified FE Subsidiaries (or either one of them) or their agents or Representatives with respect to the DLC Nuclear Assets prior to the DLC Nuclear Closing.

               (130) "Intellectual Property" means patents and patent rights, trademarks and trademark rights, inventions, copyrights and copyright rights and all pending applications for registrations of patents, trademarks, and copyrights.

               (131) "Inventories" means materials, spare parts, capital spare parts, consumable supplies and chemical inventories relating to the operation of any Plant, provided, that "Inventories" shall not include Fuel Supplies, and provided further, that reference to "Inventories" shall be limited to the extent of DLC's proportionate interest therein.

               (132) "IRS" means the Internal Revenue Service and any successor agency thereto.

               (133) "J&L Specialty Steel Transformer" means the 345/138 Kv auto transformer located at the site on which the Beaver Valley Switchyard Assets are located and owned by J&L Specialty Steel Company.

               (134) "Knowledge" means the actual knowledge of the corporate officers and/or Plant managers of the specified Person charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate.

               (135) "Low Level Waste" means waste material which contains radioactive nuclides emitting primarily beta or gamma radiation, or both, in concentrations or quantities which exceed applicable Federal or state standards for unrestricted release. Low Level Waste does not include waste containing more than ten (10) nanocuries of transuranic contaminants per gram of material, nor Spent Nuclear Fuel, nor material classified as either high-level waste or waste which is unsuited for disposal by near-surface burial under any applicable Federal regulations.

               (136) "Material Adverse Effect" means any change in, or effect on DLC's proportionate interest in any Plant, from or after the date hereof that is materially adverse to the operations or condition (financial or otherwise) of DLC's proportionate interest in such Plant, other than: (a) any change affecting the international, national, regional or local electric or nuclear industry as a whole and not specific and exclusive to DLC's proportionate interest in such Plant; (b) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric or nuclear power; (c) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used in connection with DLC's proportionate interest in such Plant; (d) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems or operations thereof; (e) any materially adverse change in or effect on DLC's proportionate interest in such Plant which is cured (including by the payment of money) before the Termination Date; and (f) any order of any court or Governmental Authority applicable to the providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon, including any order with respect to an independent system operator or retail access in Pennsylvania or Ohio.

               (137) "Microwave Tower" shall mean the microwave tower at Beaver Valley reserved by DLC pursuant to the Electric Facilities Agreement.

               (138) "NEIL" means Nuclear Electric Insurance Limited, or any successor entity.

               (139) "NERC" means North American Electric Reliability Council, and any successor entity thereto.

               (140) "Nonqualified Funds" mean any funds not eligible for contribution to an external trust meeting the requirements of Code section 468A and Treasury Regulations section 1.468A-5.

               (141) "Non-Qualifying Offer" means an offer to a DLC Transferred NonUnion Employee that is either less than 100% of such employee's current total annual cash compensation at the time the offer was made (consisting of base salary and target incentive bonus) or requires, as a condition of acceptance, a relocation of residence as described in
          Section 6.11(g).

               (142) "NRC" means the United States Nuclear Regulatory Commission and any successor agency thereto.

               (143) "NRC Approvals" means the consent of the NRC pursuant to
          Section 184 of the Atomic Energy Act and 10 C.F.R. section 50.80 to the transfer of DLC's undivided ownership interests in Beaver Valley Unit 1 and Beaver Valley Unit 2 to Penn Power, DLC's undivided ownership interest in Perry to CEIC, and DLC's operating responsibility for Beaver Valley to FENOC, NRC approval of all conforming administrative license amendments associated with such transfers, NRC consent to the transfer of, and approval of any related amendments to, any nuclear materials licenses associated with such transfers and any other NRC reviews or approvals required in connection with the consummation of the transactions contemplated by this Agreement.

               (144) "Nuclear Laws" means all Federal, state, local, provincial, foreign and international civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgements, directives, or judicial or administrative orders relating to the regulation of nuclear power plants, nuclear source, byproduct and Special Nuclear Materials; the regulation of Low Level Waste and High Level Wastes; the transportation and storage of nuclear materials; the regulation of Safeguards Information; the regulation of nuclear fuel; the enrichment of uranium; the disposal and storage of high-level radioactive waste, and spent nuclear fuel; contracts for and payments into the Nuclear Waste Fund; and as applicable, the Antitrust Laws and Section 5 of the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors, but shall not include Environmental Laws. "Nuclear Laws" include the Atomic Energy Act of 1954, as amended (42 U.S.C. section 2011 et seq.), the Price-Anderson Act (section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C.
          section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 - 351; 96 STAT. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C.
          section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C.
          section 2021b et seq.); the Nuclear Waste Policy Act, (42 U.S.C.
          section 10101 et seq.); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. section 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. section 13201 et seq.); the Pennsylvania Radiation Protection Act, 35 P.S. 7110.101 et seq.; the Appalachian States Low-Level Radioactive Waste Compact, 35 P.S. section 7125.1 et seq.; the Pennsylvania Low-Level Radioactive Waste Disposal Act., 35 P.S. section 7130.101 et seq.; the Pennsylvania Radiation Protection Act, 35 P.S.7110.101 et seq.; the Pennsylvania Low-Level Radioactive Waste Disposal Act, 35 P.S. section 7130.101 et seq.; the Ohio Low-Level Radioactive Waste Act, ORC Chapter 3747; Ohio Radiation Control Law, ORC Chapter 3748.

               (145) "Nuclear Material" means Source Material, Special Nuclear Material, Low Level Waste, Byproduct Material and Spent Nuclear Fuel.

               (146) "Nuclear Waste Fund" means the fund established by the Department of Energy under the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel and/or High Level Waste are deposited.

               (147) "Nuclear Waste Policy Act" means the Nuclear Waste Policy Act of 1982, as amended.

               (148) "Off-Site Location" means any real property other than the Real Property.

               (149) "PaDEP" means the Pennsylvania Department of Environmental Protection and any successor agency thereto.

               (150) "PaPUC" means the Pennsylvania Public Utility Commission and any successor agency thereto.

               (151) "Party" has the meaning set forth in the preamble to this Agreement.

               (151 A) "Penn Fuel Lease Arrangements" means the Second Amended and Restated Fuel Lease, dated December 1, 1981, with Amendment No. 1 dated January 22, 1992 between Penn Fuel Corporation, as lessor, and DLC, as lessee, and certain financing arrangements in connection with such Second Amended and Restated Fuel Lease.

               (152) "Penn Power" means Pennsylvania Power Company, a Pennsylvania corporation.

               (153) "Penn Power Nonqualified Decommissioning Funds" means the external trust funds that do not meet the requirements of Code section 468A and Treasury Regulations section 1.468-5 maintained by Penn Power.

               (154) "Penn Power Qualified Decommissioning Funds" means the external trust funds that meet the requirements of Code section 468A and Treasury Regulations section 1.468-5, maintained by Penn Power with respect to Beaver Valley.

               (155) "Permits" mean, with respect to the DLC Nuclear Assets, any permits, licenses (including the NRC 10 C.F.R. Part 50 Nuclear Licenses), registrations, franchises and other authorizations, consents and approvals of Governmental Authorities (but in each case excluding Environmental Permits).

               (156) "Permitted Encumbrances" means the permitted liens and encumbrances as set forth in Schedule 1.1 (156).

               (157) "Perry CAPCO Agreements" means all the contractual arrangements associated with CAPCO relating to Perry Unit 1, including those contracts listed in Schedule 1.1(157).

               (158) "Perry Unit 1" means the nuclear generation plant known as Perry Unit No. 1.

               (159) "Perry Unit 1 Decommissioning Amount" has the meaning set forth in Section 6.19.3 (a) (i).

               (160) "Perry Unit 1 Decommissioning Shortfall" has the meaning set forth in Section 6.19.3 (a) (i).

               (161) "Perry Unit 1 Nonqualified Decommissioning Funds" means the external trust funds that do not meet the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by DLC with respect to Perry Unit 1.

               (162) "Perry Unit 1 Qualified Decommissioning Funds" means the external trust funds that meet the requirements of Code section 468A and Treasury Regulations section 1.468A-5, maintained by DLC with respect to Perry Unit 1.

               (163) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Authority.

               (164) "Plant" means Beaver Valley or Perry Unit 1.

               (165) "Plants" mean, collectively, Beaver Valley and Perry Unit
          1.

               (166) "Proposed Final Adjustment" has the meaning set forth in
          Section 3.2(c).

               (167) "Proprietary Information" of a Party means all information about the Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives, in connection with this Agreement, whether before or after the date hereof, regardless of the manner or medium in which it is furnished and all analyses, reports, tests or other information created or prepared by, or on behalf of, a Party during the performance of "Phase I" or "Phase II" environmental site assessments. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives; (c) becomes available to the other Party on a nonconfidential basis from a Person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the Party or its Representatives, or is not otherwise under any obligation to the Party or any of its Representatives not to transmit the information to the other Party or its Representatives; or
          (d) is independently developed by the other Party.

               (168) "PUCO" means the Public Utilities Commission of the State of Ohio and any successor agency thereto.

               (169) "Qualified Funds" mean any funds eligible for contribution to an external trust meeting the requirements of Code section 468A and Treasury Regulations section 1.468A-5.

               (170) "Qualifying Offer" means an offer to a DLC Transferred Non-Union Employee of the same or similar job that is at least 100% of such employee's current total annual cash compensation at the time the offer was made (consisting of base salary and target incentive bonus).

               (171) "Real Property" has the meaning set forth in Section 2.1(a). Any reference to the Real Property includes, by definition, the surface and subsurface elements, including the soils and groundwater present at the Real Property, and any reference to items "at the Real Property" shall include all items "at, on, in, upon, over, across, under and within" the Real Property.

               (172) "Real Property Leases" means all real property leases listed in Schedule 4.5 under which DLC is a lessee or lessor and which relate to the DLC Nuclear Assets.

               (173) "Regulated Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which or whose discharge, emission, disposal or Release is prohibited, limited or regulated by any applicable Environmental Law, but in all events shall exclude any Nuclear Material.

               (174) "Regulatory Approvals" means any consent or approval of, filing with, or notice to, any Governmental Authority that is necessary for the execution and delivery of this Agreement by the referenced Party or the consummation thereby of the transactions contemplated hereby, other than such consents, approvals, filings or notices which, if not obtained or made, will not prevent such Party from performing its material obligations hereunder.

               (175) "Regulatory Material Adverse Effect" shall occur where a Final Order with respect to Required Regulatory Approvals contains terms and conditions that are materially adverse to the financial condition, prospects, properties, operations or results of operations of the affected Party, taken as a whole including all Subsidiaries and Affiliates, to which the terms and conditions of such Final Order apply, provided that, in addition to the foregoing, a Final Order with respect to Required Regulatory Approvals shall be deemed to constitute a Regulatory Material Adverse Effect (i) as to FE Subsidiaries or their Affiliates, if it prohibits such FE Subsidiaries or Affiliates from transferring their transmission assets to American Transmission Systems, Inc. (or its successor and assigns), is inconsistent with the FERC's determination in Ohio Edison Co. et al., 81 FERC P. 61,110
          (1997) that "we expect FirstEnergy to participate in the Midwest ISO or another appropriate ISO," or requires the FE Subsidiaries or their Affiliates to divest generating plants other than Avon Lake, Newcastle or Niles, and (ii) as to DLC, if it disallows from recovery in rates a material portion of the expenses related to the Generation Exchange (as such term is defined in the Exchange Agreement).

               (176) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

               (177) "Remediation" means any action taken in the investigation, removal, confinement, cleanup, treatment, or monitoring of an Environmental Condition on Real Property or Off-Site Location, including, (i) obtaining any Permits or Environmental Permits required for such remedial activities, and (ii) implementation of any engineering controls and institutional controls. The term "remediation" includes (1) any action which constitutes "removal" action or "remedial action" as defined by Section 101 of CERCLA, 42 U.S.C. section 6901(23) and (24); (2) any action which constitutes a "response" as defined by Section 102 of the Pennsylvania Hazardous Sites Cleanup Act, 35 P.S. section 6020.103 or (3) any action which constitutes a "remedy" or "remedial activities" as defined by Ohio Rev. Code Ann. section 3746.01(N).

               (178) "Representatives" means the DLC Representatives and the Specified FE Subsidiaries' Representatives, as applicable.

               (179) "Required Regulatory Approvals" means with respect to a Party, any consent or approval of, filing with, or notice to, any Governmental Authority that is necessary for the execution and delivery of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby and thereby, other than such consents, approvals, filings or notices which are not required in the ordinary course to be obtained prior to the DLC Nuclear Closing and transfer of the DLC Nuclear Assets or which, if not obtained or made, will not prevent such Party from performing its material obligations hereunder.

               (180) "Revenue Bonds" has the meaning assigned thereto in Section 6.17(a)(i).

               (181) "Safeguards Information" means information not otherwise classified as National Security Information or Restricted Data under NRC's regulations which specifically identifies an NRC licensee's detailed (1) security measures for the physical protection of Special Nuclear Material, or (2) security measures for the physical protection and location of certain plant equipment vital to the safety of production or utilization facilities.

               (182) "SAPS" means the real and personal property comprising the decommissioned Shippingport Atomic Power Station described in Schedule 1.1(182).

               (183) "SEC" means the Securities and Exchange Commission and any successor agency thereto.

               (184) "Shippingport Contract" means Contract DE-AC11-76PN00292, as redesignated (36-1)-292, or No. 76-C-11-0292 between DLC and the United States Energy Research and Development Administration, and its successor the Department of Energy.

               (185) "Shippingport Site Buildings" means those buildings described in Schedule 1.1(185).

               (186) "Source Material" means: (1) uranium or thorium; or any combination thereof, in any physical or chemical form, or (2) ores which contain by weight one-twentieth of one percent (0.05%) or more of: (i) uranium, (ii) thorium, or (iii) any combination thereof. Source Material does not include Special Nuclear Material.

               (187) "Special Nuclear Material" means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special Nuclear Material." Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes.

               (188) "Specified FE Subsidiaries" means, collectively, Penn Power and CEIC, and "Specified FE Subsidiary" means either one of them.

               (189) "Specified FE Subsidiaries' Indemnifiable Losses" has the meaning set forth in Section 8.3.

               (190) "Specified FE Subsidiaries' Indemnitee" means each Specified FE Subsidiary, its officers, directors, employees, shareholders, Affiliates and agents.

               (191) [Intentionally omitted.]

               (192) "Specified FE Subsidiaries' Representatives" means the authorized representatives of each Specified FE Subsidiary, including its professional and financial advisors.

               (193) "Specified FE Subsidiaries' Required Regulatory Approvals" means, the Required Regulatory Approvals referred to in Schedule 5.3(b).

               (194) "Spent Nuclear Fuel" means fuel that has been withdrawn from a nuclear reactor following irradiation and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes the Special Nuclear Material, Byproduct Material, source material, and other radioactive materials associated with nuclear fuel assemblies.

               (195) "Spent Nuclear Fuel Fees" means these fees assessed on electricity generated at the Plants and sold pursuant to the Department of Energy Standard Contract for Disposal of Spent Nuclear Fuel and/or High Level Waste, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961, as the same may be amended from time to time.

               (196) "Subsidiary" when used in reference to any Person means any entity of which outstanding securities, having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such Person.

               (197) "Tangible Personal Property" has the meaning set forth in
          Section 2.1(c).

               (198) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any Federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto.

               (199) "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

               (200) "Termination Date" has the meaning set forth in section 9.1(b).

               (201) "Third Party Claim" means any claim, action, or proceeding made or brought by any Person who is not (i) a Party to this Agreement, or (ii) an Affiliate of a Party to this Agreement.

               (202) "Transferable Permits" means those Permits and Environmental Permits which may be transferred by DLC to Specified FE Subsidiaries without a filing with, notice to, consent of or approval of any Governmental Authority, as set forth in Schedule 1.1(202).

               (203) "Transfer Taxes" means any real property transfer or gains tax, sales tax, conveyance fee, use tax, stamp tax, stock transfer tax or other similar tax, including any related penalties, interest and additions to tax.

               (203A) "Transition Committee" has the meaning set forth in
          Section 6.1.1(b)(i).

               (203B) "Transition Plan" has the meaning set forth in Section 6.1.1(b)(i).

               (203C) "Transition Team" has the meaning set forth in Section 6.1.1(b)(i).

               (204) "USEPA" means the United States Environmental Protection Agency and any successor agency thereto.

               (205) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

               (206) "Warranty Deed" means a special warranty deed, in the Form of Exhibit G hereto.

               (207) "Year 2000 Compliant" means, with respect to any Party, that the Computer Systems of such Party will correctly differentiate between years, in different centuries, that end in the same two digits, and will accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations. "Year 2000 Compliance" has a meaning correlative to the foregoing.

     1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." In addition, (i) references to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement; (ii) reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made; (iii) references to any Person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities; and (iv) references to laws, rules and regulations shall include such laws, rules and regulations as they may from time to time be amended, modified or supplemented.

     1.3 CAPCO Agreements to Govern. The Parties agree that, unless this Agreement expressly provides otherwise, the Parties' ownership, operation and maintenance of each Plant shall be governed by the CAPCO Agreements up to the DLC Nuclear Closing Date in respect of such Plant. Unless otherwise restricted under this Agreement, the CAPCO Agreements will govern and control the Parties' ownership, operation and maintenance of each Plant prior to the DLC Nuclear Closing Date in respect of such Plant.

     1.4 DLC's Interest in Assets. The Parties acknowledge that DLC has a forty-seven and one-half percent (47.5%) undivided interest in Beaver Valley Unit 1 and the DLC Nuclear Assets relating thereto, a thirteen and seventy-four hundredths percent (13.74%) undivided interest in Beaver Valley Unit 2 and the DLC Nuclear Assets relating thereto and a thirteen and seventy-four hundredths percent (13.74%) undivided interest in Perry Unit 1 and the DLC Nuclear Assets relating thereto. All references in this Agreement to DLC's right, title and interest in such Plants and assets, and rights, liabilities and obligations in connection therewith, shall be construed in this context.


                                   ARTICLE II

                        CONVEYANCE OF DLC NUCLEAR ASSETS

     2.1 Transfer of DLC Nuclear Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the DLC Nuclear Closing DLC will assign, convey, transfer and deliver to Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, and Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, will assume and acquire from DLC, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of DLC in and to all of the assets (except for Excluded Assets) constituting the Plants, or used in and necessary to generate electricity from the Plants and DLC's undivided percentage ownership interest in those assets described below, each as in existence on the DLC Nuclear Closing Date (collectively, "DLC Nuclear Assets"):

               (a) Those certain parcels of real property owned by DLC relating to the Plants, together with all building, facilities and other improvements thereon and all appurtenances thereto, as described in Schedule 2.1(a) (the "Real Property");

               (b)  All Inventories related exclusively to the Plants;

               (c) All machinery ( mobile or otherwise), equipment (including communications equipment), vehicles, tools, furniture and furnishings and other personal property included in the DLC Nuclear Assets that are owned by DLC and located on the Real Property on the DLC Nuclear Closing Date, including the items of personal property jointly owned by DLC and FE Subsidiaries and used principally in the operation of the Plants that are in the possession of DLC and listed in Schedule 2.1(c), other than property used or primarily usable as part of the DLC Transmission Assets or otherwise constituting part of the Excluded Assets (collectively, "Tangible Personal Property");

               (d) Subject to the provisions of Section 6.6(c), all DLC Nuclear Agreements, provided, however, in the event the Exchange Closing and the DLC Nuclear Closing do not occur on the same day, for the Common CAPCO Agreements which shall not be assigned and assumed as otherwise contemplated hereunder but shall be so assigned and assumed at the later of such Exchange Closing or DLC Nuclear Closing and then pursuant to a separate Assignment and Assumption Agreement, and, provided further, however, that DLC shall not assign its interest as operator under the Beaver Valley Unit 2 Operating Agreement to Penn Power on the DLC Nuclear Closing Date but DLC shall make arrangements to provide that Penn Power (or its designee) will be responsible for operation and maintenance of Beaver Valley after the DLC Nuclear Closing, and DLC shall terminate all involvement under the Beaver Valley Unit 2 Operating Agreement on the date on which the Beaver Valley Unit 2 Lease Indentures are terminated;

               (e) Subject to the provisions of Section 6.6(c), all Real Property Leases;

               (f)  All Transferable Permits;

               (g) All books, operating records, operating, safety and maintenance manuals, engineering design plans, documents, blueprints and as-built plans, specifications, procedures and similar items of DLC relating specifically to the design, construction, licensing, regulation, operation or Decommissioning of the DLC Nuclear Assets and necessary for the licensing, operation and Decommissioning of the Plants in the possession of DLC other than such items which are proprietary to third parties and accounting records;

               (h)  Fuel Supplies and Spent Nuclear Fuel;

               (i) All unexpired, transferable warranties and guarantees from third parties with respect to any DLC Nuclear Asset and listed in Schedule 2.1(i);

               (j) The names of the Plants. It is expressly understood that DLC is not assigning or transferring to Specified FE Subsidiaries any right to use the name "Duquesne," "Duquesne Light Company," "DQE", "DQE, Inc.", or other trade names, trademarks, service marks, corporate names and logos or any part, derivative or combination thereof;

               (k) All drafts, memoranda, reports, information, technology, and specifications relating to DLC's plans for Year 2000 Compliance with respect to the Plants;

               (l)  The Intellectual Property described on Schedule 2.1(l);

               (m) The DLC Qualified Decommissioning Funds and the DLC Nonqualified Decommissioning Funds;

               (n)  The GE Settlement Agreement;

               (o) The DLC Nuclear Insurance Policies and DLC's member account balance in respect of all ANI and NEIL nuclear liabilities, property damage or business interruption policies; and

               (p)  All right, title and interest of DLC in and to the 10 C.F.R.
Part 50 Nuclear Licenses.

     2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will constitute a transfer to Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1 of, or be construed as conferring on Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, and Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1 is not acquiring, any right, title or interest in or to the following specific assets which are associated with the DLC Nuclear Assets, but which are hereby specifically excluded from the transfer to Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1 and the definition of DLC Nuclear Assets herein (the "Excluded Assets"):

               (a) The DLC Transmission Assets and the assets being transferred by DLC pursuant to the Electric Facilities Agreement (including those certain assets, facilities, agreements, and other property used or primarily usable as part of the DLC Transmission Assets);

               (b) Certain switches and meters in the Plants, gas facilities, revenue meters and remote testing units, drainage pipes and systems and certain transmission towers and poles, as identified as being retained by DLC in the Electric Facilities Agreement;

               (c) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

               (d) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other tax receivables;

               (e) The rights of DLC and its Affiliates to the names "Duquesne," "Duquesne Light Company," "DQE", "DQE, Inc.", or other trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;

               (f) All tariffs, agreements and arrangements to which DLC is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services;

               (g) Except as provided in Section 2.11, or in the case of causes of action against third parties (including indemnification and contribution) relating to an Environmental Condition or Regulated Substance or arising under Environmental Laws, the rights of DLC in and to any causes of action against third parties (including indemnification and contribution) relating to any Real Property or Tangible Personal Property, Permits, Environmental Permits, Taxes, Real Property Leases or DLC Nuclear Agreements, if any, and not relating to the

Assumed Liabilities including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Plants or the Real Property and relating to any period prior to the applicable DLC Nuclear Closing Date;

               (h) Any and all of DLC's rights and interests in any contract that is not a DLC Nuclear Agreement or that is an intercompany transaction between DLC and an Affiliate of DLC, whether or not such intercompany transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

               (i) DLC's accrued interest in refunds of reserve premiums and/or dividends and/or distributions of earnings based on membership account balance(s) and insurance premiums in respect of all ANI and NEIL nuclear liabilities, property damage or business interruption policies in respect of the Plants up to and including the DLC Nuclear Closing Date, irrespective of when such refunds and/or dividends are actually paid;

               (j)  The J&L Specialty Steel Transformer;

               (k)  The Beaver Valley Unit 2 Lease Indentures Documents;

               (l)  The telecommunication equipment listed in Schedule 2.2(l);
and

               (m)  The Microwave Tower.

     2.3 Assumed Liabilities. On the DLC Nuclear Closing Date with respect to the Plants, each Specified FE Subsidiary shall deliver to DLC an Assignment and Assumption Agreement pursuant to which each Specified FE Subsidiary (Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1) shall assume and agree to discharge when due, without recourse to DLC, and shall release DLC from all of the following liabilities and obligations of DLC, direct or indirect, known or unknown, absolute or contingent, which relate to, or arise by virtue of DLC's ownership of the DLC Nuclear Assets (other than Excluded Liabilities) with respect to the Plants (Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1), in accordance with the respective terms and subject to the respective conditions thereof (collectively, "Assumed Liabilities"):

               (a) All liabilities and obligations of DLC arising on or after the DLC Nuclear Closing Date under the DLC Nuclear Agreements (except, in the event the Exchange Closing and the DLC Nuclear Closing do not occur on the same day, for the Common CAPCO Agreements which shall not be assigned and assumed as otherwise contemplated hereunder but shall be so assigned and assumed at the later of such Exchange Closing or such DLC Nuclear Closing and then pursuant to a separate Assignment and Assumption Agreement), the Real Property Leases and the Transferable Permits in accordance with the terms thereof, including the DLC Nuclear Agreements entered into by DLC (i) prior to the date hereof and (ii) after the date hereof consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by DLC, would have been paid, performed or otherwise discharged on or prior to such DLC Nuclear Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or passage of time would constitute a default by DLC;

               (b) All liabilities and obligations associated with the DLC Nuclear Assets in respect of Taxes for which Specified FE Subsidiaries are liable pursuant to Sections 3.4 or 6.9(a) hereof;

               (c) All liabilities, responsibilities and obligations arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including common law liabilities relating to Environmental Conditions and Regulated Substances), whether such liability, responsibility or obligation is known or unknown, contingent or accrued, as of the applicable DLC Nuclear Closing Date, including: (i) costs of compliance (including capital, operating and other costs) relating to any violation or alleged violation of Environmental Laws occurring prior to, on or after such DLC Nuclear Closing Date, with respect to the ownership or operation of the applicable DLC Nuclear Assets; (ii) property damage or natural resource damage (whether such damages were manifested before or after the applicable DLC Nuclear Closing Date) arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to, or migrating from any DLC Nuclear Assets prior to, on, or after the applicable DLC Nuclear Closing Date; (iii) any Remediation (whether or not such Remediation commenced before the applicable DLC Nuclear Closing Date or commences after the applicable DLC Nuclear Closing Date) of Environmental Conditions or Regulated Substances that are present or have been Released prior to, on or after such DLC Nuclear Closing Date, at, on, in, adjacent to or migrating from the DLC Nuclear Assets; (iv) any violations or alleged violations of Environmental Laws occurring on or after the applicable DLC Nuclear Closing Date with respect to the ownership or operation of any DLC Nuclear Assets; (v) any bodily injury or loss of life arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to or migrating from any DLC Nuclear Assets on or after the applicable DLC Nuclear Closing Date;
(vi) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the applicable DLC Nuclear Closing Date, of Regulated Substances generated in connection with the ownership or operation of the DLC Nuclear Assets; and (vii) any Remediation of any Environmental Condition or Release of Regulated Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the applicable DLC Nuclear Closing Date, of Regulated Substances generated in connection with the ownership or operation of the DLC Nuclear Assets (collectively, "Assumed Environmental Liabilities");

               (d) All liabilities and obligations of DLC with respect to the DLC Nuclear Assets under the agreements or consent orders with Governmental Authorities set forth on Schedule 2.3(d) after the applicable DLC Nuclear Closing;

               (e) Any Tax that may be imposed by any Federal, state or local government on the ownership, sale (except with respect to Transfer Taxes as provided in Section 6.9(a)), operation or use of the applicable DLC Nuclear

Assets on or after the DLC Nuclear Closing Date, except for any Income Taxes attributable to income received by DLC;

               (f) All liabilities and obligations of DLC in respect of Decommissioning the DLC Nuclear Assets, and the Decommissioning Costs relating thereto whether arising prior to, on or after the applicable DLC Nuclear Closing Date (collectively, "Assumed Decommissioning Liabilities");

               (g) All liabilities, responsibilities and obligations arising under or relating to Nuclear Laws or relating to any claim in respect of Nuclear Materials based on common law or Environmental Laws, whether such liability, responsibility or obligation is known or unknown, contingent or accrued and whether arising or occurring prior to, on or after the DLC Nuclear Closing Date, including any and all asserted or unasserted liabilities or obligations to third parties (including employees) for personal injury or tort, or similar causes of action arising out of the ownership or operation of the DLC Nuclear Assets prior to, on or after the DLC Nuclear Closing Date, including liabilities, responsibilities and obligations arising out of or resulting from the transportation, treatment, storage or disposal of Low Level Waste or other Nuclear Materials, including liabilities, responsibilities and obligations arising out of or resulting from a "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Plants, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of Nuclear Materials to or from the Plants or any other site prior to, on or after the DLC Nuclear Closing Date, including liability for any deferred premiums assessed in connection with such a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act and 10 C.F.R. Part 140 or 10 C.F.R. section 50.54(w), provided, however, that in respect of liabilities, responsibilities and obligations under Section 211 of the Energy Reorganization Act and 10 C.F.R.
50.7 in respect of Beaver Valley, Penn Power as transferee hereunder shall only be responsible for liabilities, responsibilities or obligations arising or occurring on or after the DLC Nuclear Closing (collectively, "Assumed Nuclear Liabilities");

               (h) All liabilities, responsibilities and obligations in respect of Spent Nuclear Fuel, whether such liability, responsibility or obligation is known or unknown, contingent or accrued and whether arising or occurring prior to, on or after the DLC Nuclear Closing Date except as specified in the first sentence of Section 2.9 (collectively, "Assumed Spent Fuel Liabilities"); and

               (i) All of DLC's rights (except as provided under the CAPCO Settlement Agreement) and obligations under all CAPCO Agreements, except to the extent otherwise specifically provided in the applicable DLC Assignment and Assumption Agreement and except, in the event the Exchange Closing and the DLC Nuclear Closing do not occur on the same day, for the Common CAPCO Agreements which shall not be assigned and assumed as otherwise contemplated hereunder but shall be so assigned and assumed at the later of such Exchange Closing or such DLC Nuclear Closing and then pursuant to a separate Assignment and Assumption Agreement.

     2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, no Specified FE Subsidiary shall assume or be obligated to pay, perform or otherwise discharge the following specified liabilities or obligations of DLC, (provided, however, that DLC retains such liabilities and obligations only to the extent these liabilities and obligations currently are imposed on DLC under the CAPCO Agreements and provided, further, that nothing in this Section 2.4 shall be construed to impose any continuing liability or obligation on DLC in respect of Assumed Decommissioning Liabilities, Assumed Environmental Liabilities (except as expressly provided in Sections 2.4(e), (g) and (h)), Assumed Nuclear Liabilities and Assumed Spent Fuel Liabilities) (the "Excluded Liabilities"):

               (a) Any liabilities or obligations of DLC in respect of any Excluded Assets or other assets of DLC that are not DLC Nuclear Assets;

               (b) Any liabilities or obligations of DLC with respect to Taxes attributable to DLC's ownership, operation or use of DLC Nuclear Assets for taxable periods, or portions thereof, ending before the DLC Nuclear Closing Date, except for Taxes for which Specified FE Subsidiaries are liable pursuant to Section 3.4 hereof and except for liabilities described in Section 2.3 that may be characterized as "Taxes";

               (c) Any liabilities or obligations of DLC accruing under any of the DLC Nuclear Agreements prior to the DLC Nuclear Closing Date;

               (d) Any and all asserted or unasserted liabilities or obligations to third parties (including employees) for personal injury or tort, or similar causes of action arising during or attributable to the period prior to the DLC Nuclear Closing Date, to the extent these liabilities or obligations are not assumed by Specified FE Subsidiaries by operation of law;

               (e) Any fines, penalties and associated costs for defending related enforcement actions, resulting from any violation or alleged violation of Environmental Laws or Nuclear Laws with respect to the ownership or operation of the DLC Nuclear Assets occurring prior to the DLC Nuclear Closing Date;

               (f) Any payment obligations of DLC pursuant to DLC Nuclear Agreements for goods delivered or services rendered prior to the DLC Nuclear Closing Date, including, but not limited to, rental payments pursuant to the Real Property Leases;

               (g) Any liabilities, responsibilities and obligations of DLC arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including common law liabilities relating to Environmental Conditions and Regulated Substances), whether such liability, responsibility or obligation was known or unknown, contingent or accrued, which relates to (i) any bodily injury, loss of life, property damage or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, prior to the DLC Nuclear Closing Date, of Regulated Substances generated in connection with the ownership or operation of the DLC Nuclear Assets; or (ii) any Remediation of any Environmental Condition or Regulated Substance at any Off-Site Location, arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at such Off-Site Location, or arising from the arrangement for such activities, prior to the DLC Nuclear

Closing Date, of Regulated Substances generated in connection with, in each case, the ownership or operation of the DLC Nuclear Assets; provided, that for purposes of this paragraph, "Off-Site Location" does not include any location to which Regulated Substances disposed of or Released at the DLC Nuclear Assets have migrated;

               (h) Any liability to third parties (including employees) for bodily injury or loss of life (whether or not such injury or loss arose or was made manifest on or after the DLC Nuclear Closing Date), to the extent caused (or allegedly caused) by Environmental Conditions or the Release of Regulated Substances at, on, in, under, or adjacent to, or migrating from, the DLC Nuclear Assets prior to the DLC Nuclear Closing Date;

               (i) Any liability of DLC arising out of a breach by DLC or any Affiliates of DLC of any of their respective obligations under this Agreement or the Ancillary Agreements;

               (j) Any liability of DLC in respect of Department of Energy Decontamination and Decommissioning fees due up to the time of the DLC Nuclear Closing as described in (and limited by) Section 2.10;

               (k) Any liability in respect of Spent Nuclear Fuel specified as belonging to DLC in the first sentence of Section 2.9; and

               (l)  Any liability specified as belonging to DLC pursuant to
Section 6.11(o).

     2.5 Control of Litigation. The Parties agree and acknowledge that DLC shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or Remediation activity (including without limitation any environmental mitigation or Remediation activities), (i) arising out of or related to any Excluded Liabilities or (ii) in respect of Beaver Valley, where DLC, as operator of the Plant, would have been entitled to control such litigation under the CAPCO Agreements as in effect as of the DLC Nuclear Closing Date in respect of Beaver Valley, and in each case Specified FE Subsidiaries shall agree to cooperate fully in connection therewith, provided, however, that, in respect of any such activity described in clause (ii), DLC shall give the applicable Specified FE Subsidiary reasonable advance notice and opportunity to comment upon any settlement, which comments shall be fully considered.

     2.6 Fuel Supplies. (a) At the DLC Nuclear Closing, DLC will sell, assign, convey, transfer and deliver to each Specified FE Subsidiary its rights, title and interest in and to the Fuel Supplies related to the operation of the applicable DLC Nuclear Assets (Beaver Valley in respect of Penn Power, and Perry Unit 1, in respect of CEIC) and the applicable Specified FE Subsidiary shall pay DLC an amount equal to the actual cost of such Fuel Supplies on DLC's books and records, as established by invoices (and reasonable supporting materials establishing the actual cost of such Fuel Supplies) with such invoices and supporting materials to be delivered to the Specified FE Subsidiaries not later than three (3) Business Days prior to the scheduled date of the DLC Nuclear Closing.

               (b)(i) The Parties acknowledge that, absent exercise by the Specified FE Subsidiaries of the option provided in clause (ii) below, DLC shall not be obligated to renew the Penn Fuel Lease Arrangements which are due to expire on September 29, 1999, but DLC may, at its option, elect to renew such arrangements to provide for DLC's requirements for Fuel Supplies from such expiration date through the DLC Nuclear Closing Date (the "DLC Interim Fuel Requirements").

               (ii) DLC agrees that if the Specified FE Subsidiaries request, in writing, prior to July 10, 1999 that DLC renew the Penn Fuel Lease Arrangements for a period after the DLC Nuclear Closing Date, and agree in writing to pay any incremental costs associated with the renewal by DLC and obtaining all consents in respect of such arrangements, DLC will use Commercially Reasonable Efforts to effect such renewal and to obtain any consents required in connection therewith.

               (iii) In connection with the DLC Interim Fuel Requirements, the Parties agree to discuss whether it would be mutually economically advantageous for DLC to obtain such requirements from Specified FE Subsidiaries (or an Affiliate of either of them), provided, however, that this clause shall neither require DLC to obtain such requirements from Specified FE Subsidiaries (or an Affiliate of either of them) nor obligate Specified FE Subsidiaries (or an Affiliate of either of them) to supply such requirements to DLC.

     2.7 Inventories. Schedule 2.7 lists the Inventories that exist as of the date of this Agreement, together with the net book values of such Inventories. At the DLC Nuclear Closing, as part of the DLC Nuclear Assets in respect of the applicable Plant, DLC will transfer to each Specified FE Subsidiary (Penn Power in respect of Beaver Valley and CEIC in respect of Perry Unit 1) DLC's interest in Inventories at such Plant.

     2.8       [Intentionally Omitted.]

     2.9 Spent Nuclear Fuel Fees and Ownership Between the date hereof and the DLC Nuclear Closing Date for the Plants, DLC will pay all Spent Nuclear Fuel Fees and any other fees associated with its share of electricity generated at such Plant and sold prior to such closing date, and Specified FE Subsidiaries shall have no liability or responsibility in respect thereof. Specified FE Subsidiaries shall pay and discharge all fees and expenses associated with their share of the nuclear fuel consumed in the Plants and sold from and after such closing date, and DLC shall have no liability or responsibility in respect thereof. Specified FE Subsidiaries shall assume title to, and responsibility for the storage and disposal of Spent Nuclear Fuel presently stored at each Plant (including any such fuel which may have been used in connection with generating DLC's share of electricity at such Plant) as of the DLC Nuclear Closing Date for such Plant. DLC shall assign to each Specified FE Subsidiary the applicable Department of Energy's Standard Spent Fuel Disposal Contract for each Plant and shall provide the required notice to the Department of Energy within 90 days of transfer of title to Spent Nuclear Fuel.

     2.10 Department of Energy Decontamination and Decommissioning Fees. DLC will continue to pay all Department of Energy Decontamination and Decommissioning Fees relating to its share of the nuclear fuel purchased and consumed at each Plant prior to the DLC Nuclear Closing Date for such Plant, including all annual Special Assessment invoices to be issued after such closing date by the Department of Energy, as contemplated by its regulations at 10 C.F.R. Part 766 implementing Sections 1801, 1802, and 1803 of the Atomic Energy Act, but DLC shall have no liability in respect of any such fees thereafter, whether such fees are assessed with respect to the period prior to, on or after the DLC Nuclear Closing Date.

     2.11 Property Tax Litigation. Notwithstanding the provisions of the Perry CAPCO Agreements, CEIC will receive the full benefits, including any refunds, and shall bear the full costs incurred after October 14, 1998, related to pending litigation and appeals regarding the real and personal property taxes for Perry Unit 1 as identified on Schedule 2.11. DLC will continue to take all actions necessary in such proceedings, in cooperation with CEIC until the DLC Nuclear Closing, subject to reimbursement at the DLC Nuclear Closing by CEIC of all expenses incurred by DLC for such proceedings after October 14, 1998. DLC will promptly pay to CEIC all amounts received by DLC as a result of such pending litigation and appeals. If the conveyance as to Perry Unit 1 is not consummated for any reason, the Parties shall negotiate arrangements that place them in the same position as to such Plant, with respect to any such costs or benefits, as if neither the Agreement in Principle nor this Agreement had been executed.


                                   ARTICLE III

                             THE DLC NUCLEAR CLOSING

     3.1 DLC Nuclear Closing. Upon the terms and subject to the satisfaction of the conditions in Article VII of this Agreement, the conveyance, assignment, transfer and delivery of the DLC Nuclear Assets to Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, and the assumption of the Assumed Liabilities by Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, in respect of such DLC Nuclear Assets, as contemplated by this Agreement shall take place at a closing (the "DLC Nuclear Closing"), to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, NW, Washington, D.C. at 10:00 a.m. local time, on the day following the date the conditions precedent to the DLC Nuclear Closing set forth in ArticleVII of this Agreement in respect of the Plants have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, or at such other time and date as the Parties may mutually agree. The date of the DLC Nuclear Closing in respect of the Plants is hereinafter called the "DLC Nuclear Closing Date".

     3.2       Calculation of DLC Nuclear Closing Payments.

               (a) The "DLC Nuclear Closing Payment" means the total of payments due under the Beaver Valley CAPCO Agreements and the Perry CAPCO Agreements, the amounts due to DLC from the Specified FE Subsidiaries in respect of Fuel Supplies pursuant to Section 2.6 and the amounts due pursuant to Section 3.4.

               (b) At least ten (10) Business Days prior to the DLC Nuclear Closing Date, DLC shall prepare and deliver to Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, an estimated closing statement

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
(each, an "Estimated DLC Nuclear Closing Statement") that shall set forth DLC's best estimate of all estimated DLC Nuclear Closing Payments due from Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, to DLC (the "Estimated DLC Nuclear Closing Payment") in respect of the DLC Nuclear Closing. Within five (5) Business Days following the delivery of the Estimated DLC Nuclear Closing Statement to Specified FE Subsidiaries, either Specified FE Subsidiary may object in good faith to the Estimated DLC Nuclear Closing Payment in writing. If either Specified FE Subsidiary objects to the Estimated DLC Nuclear Closing Payment, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so before three (3) Business Days prior to the DLC Nuclear Closing Date, the amounts of the Estimated DLC Nuclear Closing Payment not in dispute shall be paid at the DLC Nuclear Closing. The disputed portion shall be paid as a Final Adjustment to the extent required by Section 3.2(c).

               (c) Within sixty (60) days following the DLC Nuclear Closing Date, DLC shall prepare and deliver to Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, a final closing statement including adjustments to the proration amounts specified by Section 3.4 and any disputed portion of the DLC Nuclear Closing Payment described in clause (a) above (the "Final DLC Nuclear Closing Statement") setting forth the final DLC Nuclear Closing Payment in respect of the DLC Nuclear Closing and identifying the amount of any adjustment necessary to conform such Final DLC Nuclear Closing Statement with payments made at the DLC Nuclear Closing ("Proposed Final Adjustment"). All calculations of any DLC Nuclear Closing Payments shall be prepared using the same accounting principles, policies and methods as DLC has historically used in connection with the calculation of the items reflected on such Final DLC Nuclear Closing Statement.

               (d) Within thirty (30) days following the delivery of a Final DLC Nuclear Closing Statement, Penn Power, in respect of Beaver Valley, and CEIC, in respect of Perry Unit 1, may object to such Proposed Final Adjustment in writing. DLC agrees to cooperate to provide the applicable Specified FE Subsidiary and its Representatives information used to prepare any Final DLC Nuclear Closing Statement and information relating thereto. If either Specified FE Subsidiary objects to the Proposed Final Adjustment in respect of its Plant, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty (30) days of any objection by the applicable Specified FE Subsidiary, such Specified FE Subsidiary and DLC shall appoint the Independent Accounting Firm, which shall, at their joint expense, review the Proposed Final Adjustment and determine the appropriate adjustment to the applicable DLC Nuclear Closing Payment, if any, within thirty (30 days) of such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the applicable Specified FE Subsidiary and DLC. Upon determination of the appropriate adjustment (the "Final Adjustment") by agreement of the Parties or by binding determination of the Independent Accounting Firm, if the Final Adjustment results in a change to any DLC Nuclear Closing Payment, the Party owing the difference shall deliver such difference to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

     3.3 Payment of DLC Nuclear Closing Payment. If any DLC Nuclear Closing Payment is a positive amount, such amount shall be payable by the applicable Specified FE Subsidiary to DLC. If any DLC Nuclear Closing Payment is a negative amount, such amount shall be payable by DLC to the applicable Specified FE Subsidiary. In connection with the DLC Nuclear Closing, subject to
Section 3.2(b), the Party owing the DLC Nuclear Closing Payment shall pay such amount to the other Party by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by the Parties. In addition to DLC Nuclear Closing Payments, the Parties recognize that monies will be owed under the terms of the CAPCO Agreements related to the DLC Nuclear Assets for obligations through the DLC Nuclear Closing Date. Notwithstanding any contrary provisions herein, the Parties will follow existing CAPCO billing procedures and the applicable Party will take all actions necessary to cause final bills to be rendered within ninety (90) days after the DLC Nuclear Closing Date.

     3.4       Prorations. Notwithstanding anything to the contrary in any CAPCO
Agreement:

               (a) The Parties agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the DLC Nuclear Assets shall be prorated as of the DLC Nuclear Closing Date, with DLC liable to the extent such items relate to any time period prior to the DLC Nuclear Closing Date, and the applicable Specified FE Subsidiary liable to the extent such items relate to periods commencing with the DLC Nuclear Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

                    (i) Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the business and operation of the DLC Nuclear Assets;

                    (ii) Rent, Taxes and all other items (including prepaid services or goods not included in Inventory) payable by or to a DLC under any of the DLC Nuclear Agreements;

                    (iii) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

                    (iv) Sewer rents and charges for water, telephone, electricity and other utilities with respect to the DLC Nuclear Assets;

                    (v) Rent and Taxes payable by DLC under the Real Property Leases assigned to the applicable Specified FE Subsidiary; and

                    (vi) ANI and NEIL insurance premiums for the current year or other applicable policy period;

                    (vii) Impositions and fees payable to the Department of Energy and the NRC; and

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
                    (viii) Membership fees in respect of the Institute for Nuclear Power Operator, the Nuclear Energy Institute and similar organizations involved solely in nuclear matters.

               (b)  In connection with the prorations referred to in Section 3.4
(a) above, in the event that actual figures are not available at the DLC Nuclear Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the DLC Nuclear Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. The prorations shall be based on the number of days in a year or other appropriate period (i) before the DLC Nuclear Closing Date and (ii) including and after the DLC Nuclear Closing Date. The Parties agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

     3.5 Audit Cooperation. Each of Specified FE Subsidiaries and DLC shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any fair market value of the DLC Nuclear Assets and the Assumed Liabilities.

     3.6 Deliveries by Specified FE Subsidiaries. At the DLC Nuclear Closing, each Specified FE Subsidiary will deliver, or cause to be delivered, the following to DLC:

               (a)  With respect to the transfer of the applicable DLC Nuclear
Assets:

                    (i) The Assignment and Assumption Agreement in respect of such assets, duly executed by each Specified FE Subsidiary (Penn Power in respect of Beaver Valley and CEIC in respect of Perry Unit 1);

                    (ii) All such other instruments of assumption as shall, in the reasonable opinion of DLC and its counsel, be necessary for Penn Power to assume the Assumed Liabilities in respect of Beaver Valley and CEIC to assume the Assumed Liabilities in respect of Perry Unit 1, in each case in accordance with this Agreement; and

              (iii) Certificates of insurance relating to the insurance policies required pursuant to Section 6.16 of this Agreement and pursuant to 10 C.F.R. Parts 50 and 140.

               (b)  With respect to this Agreement:

                    (i) The documents to be delivered by Specified FE Subsidiaries under Section 7.2;

                    (ii) Copies, certified by the Secretary or Assistant Secretary of each Specified FE Subsidiary, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by such Specified FE Subsidiary in connection herewith, and the consummation of the transactions contemplated hereby;

                    (iii) Certificates of the Secretary or Assistant Secretary of each Specified FE Subsidiary identifying the name and title and bearing the signatures of the officers of such Specified FE Subsidiary authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

                    (iv) Certificates of good standing with respect to each Specified FE Subsidiary, issued by the jurisdiction of incorporation of such Specified FE Subsidiary; and

                    (v) Such other agreements, documents, instruments and writings as are required to be delivered by such Specified FE Subsidiary at or prior to the applicable DLC Nuclear Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

                    (vi) Certificates dated the DLC Nuclear Closing Date executed by the duly authorized officers of each Specified FE Subsidiary to the effect that, to such officers' Knowledge, the conditions set forth in Section
7.3 have been satisfied by each Specified FE Subsidiary and that each of the representations and warranties of each Specified FE Subsidiary made in this Agreement are true and correct in all material respects as though made at and as of the DLC Nuclear Closing Date.

     3.7 Deliveries by DLC. At the DLC Nuclear Closing, DLC will deliver, or cause to be delivered, the following to the applicable Specified FE Subsidiary (Penn Power in respect of Beaver Valley and CEIC in respect of Perry Unit 1):

               (a) With respect to the transfer of the applicable DLC Nuclear Assets :

                    (i) The Assignment and Assumption Agreement in respect of such assets, duly executed by DLC;

                    (ii) The duly executed Bill of Sale with respect to the applicable DLC Nuclear Assets;

                    (iii) Copies of any and all governmental and other third party consents, waivers or approvals obtained or required to be obtained by DLC with respect to the transfer of the applicable DLC Nuclear Assets or the consummation of the transactions contemplated by this Agreement;

                    (iv) One or more Warranty Deeds conveying the Real Property, duly executed and acknowledged by DLC and in recordable form;

                    (v)       FIRPTA Affidavits, duly executed by DLC;

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
                    (vi) To the extent available, originals of all DLC Nuclear Agreements, Real Property Leases and Transferable Permits and, if not available, true and correct copies thereof which agreements, leases and permits shall be located at the applicable Plant, with a list thereof being provided at the applicable DLC Nuclear Closing;

                    (vii) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of the applicable Specified FE Subsidiary and its counsel, be necessary or desirable to transfer the applicable DLC Nuclear Assets to the applicable Specified FE Subsidiary, in accordance with this Agreement and where necessary or desirable in recordable form; and

                    (viii)    The DLC Nuclear Insurance Policies.

               (b)  With respect to this Agreement:

                    (i)       The documents to be delivered by DLC under Section
7.3;

                    (ii) Copies, certified by the Secretary or Assistant Secretary of DLC, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by DLC in connection herewith, and the consummation of the transactions contemplated hereby;

                    (iii) A certificate of the Secretary or Assistant Secretary of DLC identifying the name and title and bearing the signatures of the officers of DLC authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

                    (iv) A certificate of good standing with respect to DLC, issued by the Secretary of State of the Commonwealth of Pennsylvania and the State of Ohio; and

                    (v) Such other agreements, documents, instruments and writings as are required to be delivered by DLC at or prior to the applicable DLC Nuclear Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

                    (vi) Certificate dated the DLC Nuclear Closing Date executed by the duly authorized officers of DLC to the effect that, to such officers' Knowledge, the conditions set forth in Section 7.2 have been satisfied by DLC and that each of the representations and warranties of DLC made in this Agreement are true and correct in all material respects as though made at and as of the DLC Nuclear Closing Date.

     3.8 Work in Progress. The Parties agree to work together before and after the DLC Nuclear Closing Date to effect an orderly transition with respect to work in progress.

     3.9 Ancillary Agreements. The Parties acknowledge that the Ancillary Agreements (except for the Electric Facilities Agreement and the CAPCO Settlement Agreement) shall be executed on the DLC Nuclear Closing Date and each

Party agrees to execute, in connection with the DLC Nuclear Closing, each such Ancillary Agreement to which it is to be a party, substantially in the form of such Ancillary Agreements attached hereto. Each Party further (i) acknowledges that it has executed the CAPCO Settlement Agreement and the Electric Facilities Agreement on the date hereof and (ii) agrees that the Parties hereto shall make, pursuant to Section 6.7 hereof, all filings necessary or advisable to obtain any Required Regulatory approvals in respect of the CAPCO Settlement Agreement and the Electric Facilities Agreement and the transactions contemplated thereby.


                                   ARTICLE IV

               REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF DLC

     DLC represents and warrants to Penn Power, in respect of Beaver Valley, and to CEIC, in respect of Perry Unit 1 as follows:

     4.1 Incorporation; Qualification. DLC is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as is now being conducted. DLC is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business, as now being conducted, shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. DLC has heretofore delivered to Specified FE Subsidiaries true, complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.

     4.2 Authority. DLC has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which DLC is a signatory and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which DLC is a signatory by DLC and the consummation of the transactions contemplated hereby and thereby by DLC have been duly and validly authorized by all necessary corporate action required on the part of DLC and this Agreement and each of the Ancillary Agreements to which it is a signatory have been duly and validly executed and delivered by DLC. Subject to the receipt of the DLC Required Regulatory Approvals, each of this Agreement and each of the Ancillary Agreements to which DLC is a signatory constitutes the legal, valid and binding agreement of DLC, enforceable against DLC in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     4.3       Consents and Approvals; No Violation. (a) Except as set forth in
Schedule 4.3(a), and subject to obtaining any DLC Required Regulatory Approvals, neither the execution, delivery and performance of this Agreement by DLC nor the execution, delivery and performance by DLC of the Ancillary Agreements will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of DLC, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which DLC is a party or by which it, or any of the DLC Nuclear Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to DLC, which violations, individually or in the aggregate, would create a Material Adverse Effect.

               (b)  Other than the Required Regulatory Approvals set forth in
Schedule 4.3(b) (the "DLC Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement, or the consummation by DLC of the transactions contemplated thereby, other than (i) such consents, approvals, filings or notices which, if not obtained or made, will not prevent DLC from performing its material obligations hereunder and (ii) such consents, approvals, filings or notices which become applicable to DLC or the DLC Nuclear Assets as a result of the specific regulatory status of Specified FE Subsidiaries (or any of their Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Specified FE Subsidiaries (or any of their Affiliates) is or proposes to be engaged.

     4.4 Insurance. (a) DLC has obtained and is maintaining policies of liability and other forms of insurance as required by the applicable CAPCO Agreements.

               (b) DLC has obtained and is maintaining the policies of liability and other forms of insurance in respect of SAPS as described in
Schedule 4.4(b).

     4.5 DLC Real Property Leases. Schedule 4.5 lists, as of the date of the Agreement, all Real Property Leases. Except as set forth in Schedule 4.5, the Real Property Leases are valid, binding and enforceable against DLC in accordance with their terms; there are no existing material defaults by DLC or, to DLC's Knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by DLC or, to DLC's Knowledge, any other party thereunder. DLC has delivered to each Specified FE Subsidiary true, correct and complete copies of each of the Real Property Leases applicable to the Plant it is to acquire.

     4.6 Environmental Matters. (a) DLC is an owner but not an operator of Perry Unit 1 which is operated by an FE Subsidiary. For this reason, both DLC's environmental responsibilities and its Knowledge of environmental issues and concerns at Perry Unit 1 and the related DLC Nuclear Assets are limited and its representations are accordingly limited or excluded as set forth in this Section 4.6(a). Subject to this fact and except as disclosed in Schedule 4.6(a):

                    (i) DLC holds, and is in substantial compliance with, all Environmental Permits that are required for DLC to own its undivided interest in Perry Unit 1, and DLC is otherwise in compliance with applicable Environmental Laws with respect to its ownership of Perry Unit 1 except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, create a Material Adverse Effect;

                    (ii) DLC has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to Perry Unit 1; and

                    (iii) DLC has not entered into or agreed to any consent decree or order relating to Perry Unit 1, and is not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to Remediation of Regulated Substances under any Environmental Law relating to Perry Unit 1.

               (b)  Except as disclosed in Schedule 4.6(b):

                    (i) DLC holds, and is in substantial compliance with, all Environmental Permits that are required for DLC to own its undivided interest in Beaver Valley and to conduct the business and operations of the DLC Nuclear Assets in respect of Beaver Valley, and is otherwise in compliance with applicable Environmental Laws with respect to the business and operations of the DLC Nuclear Assets in respect of Beaver Valley, except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in aggregate, create a Material Adverse Effect;

                    (ii) DLC has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to the Real Property in respect of Beaver Valley;

                    (iii) DLC has not entered into or agreed to any consent decree or order relating to the Real Property in respect of Beaver Valley, nor is it subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to Remediation of Regulated Substances under any Environmental Law relating to Beaver Valley.

                    (iv) To DLC's Knowledge, no Release of Regulated Substances has occurred at the Real Property in respect of Beaver Valley and no Regulated Substances are present in, on, about or migrating from the Real Property in respect of Beaver Valley that could (absent a Release of such substances) give rise to an Environmental Claim related to the DLC Nuclear Assets in respect of Beaver Valley for which Remediation reasonably could be required, except in any such case to the extent that any such Release or Environmental Claim would not, individually or in aggregate, create a Material Adverse Effect.

               (c) The representations and warranties made in this Section 4.6 are DLC's exclusive representations and warranties relating to environmental matters.

     4.7 Real Property. Schedule 4.7 contains a description of the Real Property included in the DLC Nuclear Assets . True and correct copies of any current surveys, abstracts, title commitments or title opinions in DLC's possession and all policies of title insurance currently in force and in the possession of DLC with respect to the Real Property have heretofore been made available to Specified FE Subsidiaries.

     4.8 Condemnation. Except as set forth in Schedule 4.8, DLC has not received any written notices of and otherwise has no Knowledge of any pending or threatened proceedings or actions by any Governmental Authority to condemn or take by power of eminent domain all or any part of the DLC Nuclear Assets.

     4.9       Contracts and Leases. (a) With respect to Perry Unit 1:

                    (i) Schedule 4.9(a)(i) lists each written contract, license, agreement, or personal property lease which is material to DLC's ownership interest in the DLC Nuclear Assets relating to Perry Unit 1, other than (A) those listed or described on another Schedule, (B) that are expected to expire or terminate prior to the DLC Nuclear Closing Date, (C) that provide for annual payments by DLC after the date hereof of less than $500,000, or (iv) to which FE or a FE Subsidiary is a signatory.

                    (ii) Except as disclosed in Schedule 4.9(a)(ii), each DLC Nuclear Agreement listed in Schedule 4.9(a)(i) (A) constitutes a legal, valid and binding obligation of DLC and, to DLC's Knowledge, constitutes a valid and binding obligation of the other parties thereto, and (B) may be transferred to CEIC pursuant to this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, unless in any such case the impact of such lack of legality, validity or binding nature, or inability to transfer, would not, individually or in the aggregate, create a Material Adverse Effect.

                    (iii) Except as set forth in Schedule 4.9(a)(iii), there is not, under any of the DLC Nuclear Agreements listed in Schedule 4.9(a)(i), any default or event which, with notice or lapse of time or both, would constitute a default on the part of DLC or, to DLC's Knowledge, any of the other parties thereto, except such events of default and other events which would not, individually or in the aggregate, create a Material Adverse Effect.

               (b)  With respect to Beaver Valley:

                    (i) Schedule 4.9(b)(i) lists each DLC Nuclear Agreement in respect of Beaver Valley which is material to the business or operations of the DLC Nuclear Assets in respect of Beaver Valley, other than those (A) that are listed or described on another Schedule, (B) that are expected to expire or terminate prior to the DLC Nuclear Closing Date, or (C) that provide for annual payments by DLC after the date hereof of less than $500,000.

                    (ii) Except as disclosed in Schedule 4.9(b)(ii), each DLC Nuclear Agreement in respect of Beaver Valley (A) constitutes a legal, valid and binding obligation of DLC and, to DLC's Knowledge, constitutes a valid and binding obligation of the other parties thereto, and (B) may be transferred to Penn Power pursuant to this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, unless in any such case the impact of such lack of legality, validity or binding nature, or inability to transfer, would not, individually or in the aggregate, create a

Material Adverse Effect, with the understanding that the DLC Nuclear Assets associated with Beaver Valley Unit 2 will be subject to the Encumbrances associated with the Beaver Valley Unit 2 Lease Indentures.

                    (iii) Except as set forth in Schedule 4.9(b)(iii), there is not, under the DLC Nuclear Agreements in respect of Beaver Valley, any default or event which, with notice or lapse of time or both, would constitute a default on the part of DLC or to DLC's Knowledge, any of the other parties thereto, except such events of default and other events which would not, individually or in the aggregate, create a Material Adverse Effect.

     4.10 Legal Proceedings. Except as set forth in Schedule 4.10, there is no action or proceeding pending or, to DLC's Knowledge, threatened against DLC before any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to create a Material Adverse Effect. Except as set forth in Schedule 4.10, DLC is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that would, individually or in the aggregate, create a Material Adverse Effect.

     4.11      Permits. (a) With respect to Perry Unit 1:

                    (i) DLC has all Permits necessary to own the DLC Nuclear Assets relating to Perry Unit 1 except where the failure to have such Permits would not, individually or in the aggregate, create a Material Adverse Effect. Except as disclosed on Schedule 4.11(a)(i), DLC has not received any notification that DLC is in violation of any such Permits, except notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. DLC is in compliance with all such Permits except where non-compliance would not, individually or in the aggregate, create a Material Adverse Effect.

                    (ii) Schedule 4.11(a)(ii) sets forth all material Permits, other than Transferable Permits related to the DLC Nuclear Assets relating to Perry Unit 1 held by DLC.

               (b)  With respect to Beaver Valley:

                    (i) DLC has all Permits (other than Environmental Permits, which are addressed in Section 4.6 hereof) necessary to own and operate the DLC Nuclear Assets relating to Beaver Valley except where the failure to have such Permits would not, individually or in the aggregate, create a Material Adverse Effect. Except as disclosed on Schedule 4.11(b)(i), DLC has not received any notification that DLC is in violation of any such Permits, except notifications of violations which would not, individually or in the aggregate, create a Material Adverse Effect. DLC is in compliance with all such Permits except where non-compliance would not, individually or in the aggregate, create a Material Adverse Effect.

                    (ii) Schedule 4.11(b)(ii) sets forth all material Permits, other than Transferable Permits related to the DLC Nuclear Assets relating to Beaver Valley.

     4.12 Taxes. DLC has filed or caused to be filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the DLC Nuclear Assets, and paid or caused to be paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where the failure to so file or pay would not create a Material Adverse Effect. All Tax Returns relating to the DLC Nuclear Assets are true, correct and complete in all material respects. There are no liens for Taxes upon the DLC Nuclear Assets except for liens for Taxes not yet due and Permitted Encumbrances. Except as set forth in Schedule 4.12, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of DLC in respect of the DLC Nuclear Assets, which have not been fully paid or finally settled, and any such deficiency shown in Schedule 4.12 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.12, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the DLC Nuclear Assets that will be binding upon the applicable Specified FE Subsidiary after the DLC Nuclear Closing. Except as set forth in Schedule 4.12, none of the DLC Nuclear Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f) of the Code, and none of the DLC Nuclear Assets is "tax-exempt use" property within the meaning of Section 168(h) of the Code. Schedule 4.12 sets forth the taxing jurisdictions in which DLC owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearance certificates in connection therewith, would either require either Specified FE Subsidiary to withhold any portion of the consideration or subject either Specified FE Subsidiary to any liability for any Taxes of DLC.

     4.13 Intellectual Property. Schedule 4.13 sets forth all Intellectual Property used in and, individually or in the aggregate with other Intellectual Property, material to the operation or business of the DLC Nuclear Assets, each of which DLC either has all right, title and interest in or valid and binding rights under contract to use. Except as disclosed in Schedule 4.13, (i) DLC is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default), under any contract to use such Intellectual Property, and (ii) to DLC's Knowledge, such Intellectual Property is not being infringed by any other Person. DLC has not received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of DLC Nuclear Assets, and DLC, to its Knowledge, is not infringing any Intellectual Property of any other Person which, individually or in the aggregate, would have a Material Adverse Effect.

     4.14 Compliance With Laws. DLC is in compliance with all applicable laws, rules and regulations with respect to its ownership or, in the case of Beaver Valley, operation of DLC Nuclear Assets except where the failure to be in compliance would not, individually or in the aggregate, create a Material Adverse Effect.

     4.15 DISCLAIMERS REGARDING DLC NUCLEAR ASSETS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE DLC NUCLEAR ASSETS ARE TRANSFERRED "AS IS, WHERE IS", AND DLC EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE PLANTS, THE TITLE, CONDITION, VALUE OR QUALITY OF

THE DLC NUCLEAR ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE DLC NUCLEAR ASSETS AND DLC SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE DLC NUCLEAR ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER DLC POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE DLC NUCLEAR ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, DLC FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF REGULATED SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE DLC NUCLEAR ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, DLC EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE DLC NUCLEAR ASSETS OR THE SUITABILITY OF THE DLC NUCLEAR ASSETS FOR OPERATION AS A POWER PLANT AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY DLC OR DLC REPRESENTATIVES, OR BY ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE DLC NUCLEAR ASSETS.

     4.16 Year 2000 Compliance. DLC, with respect to the Computer Systems at Beaver Valley that may be included in the DLC Nuclear Assets, has plans to achieve Year 2000 Compliance, and is using Commercially Reasonable Efforts to execute and carry out such plans.

     4.17      [Intentionally Omitted.]

     4.18 Capital Expenditures. The only capital expenditures associated with the DLC Nuclear Assets relating to Beaver Valley that are planned by DLC are those capital expenditures approved in accordance with the Beaver Valley CAPCO Agreements.

     4.19 Labor Matters. DLC has previously delivered to Penn Power or its Representatives true and correct copies of all collective bargaining agreements to which DLC is a party or is subject and which relate to the business and operations of the DLC Nuclear Assets relating to Beaver Valley. With respect to the business or operations of the DLC Assets relating to Beaver Valley, except to the extent set forth in Schedule 4.19 and except for such matters as will not, individually or in aggregate, create a Material Adverse Effect, (a) DLC is in compliance with all applicable laws respecting employment and employment practices, occupational safety and health, plant closing, mass layoffs, terms and conditions of employment and wages and hours; (b) DLC has not received any written notice of any unfair labor practice complaint against DLC pending before the National Labor Relations Board; (c) no arbitration proceeding arising out of or under any collective bargaining agreement is pending against DLC; and (d) DLC has not experienced any work stoppage within the three-year period prior to the date hereof and to DLC's Knowledge none is currently threatened.

     4.20 Benefit Plans; ERISA. (a) Schedule 4.20 lists all DLC Benefit Plans maintained for, or in which the employees of DLC connected with the DLC Nuclear Assets relating to Beaver Valley participate. True and complete copies of all such DLC Benefit Plans have been made available to Penn Power or its Representatives.

               (b) No liability under Title IV or Section 302 of ERISA has been incurred by DLC or any ERISA Affiliate of DLC that has not been satisfied in full, and no condition exists that presents a material risk to DLC or any ERISA Affiliate of DLC of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this Section 4.20(b) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which DLC or any ERISA Affiliate of DLC made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the DLC Nuclear Closing Date.

               (c) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event through the DLC Nuclear Closing Date, (i) entitle any current or former employee or officer of DLC or any ERISA Affiliate of DLC to severance pay, unemployment compensation or any other payment that is not the responsibility of DLC pursuant to Section 6.11(o), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer that is not the responsibility of DLC pursuant to Section 6.11(o).

               (d) There has been no material failure of a DLC Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). Neither DLC nor any ERISA Affiliate of DLC has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of DLC has incurred a tax under Section 5000(e) of the Code that is or could become a liability of Specified FE Subsidiaries.

               (e) There are no pending, or to DLC's Knowledge, threatened or anticipated claims by or on behalf of any DLC Benefit Plans, by any employee or beneficiary covered under any such DLC Benefit Plans, or otherwise involving any such DLC Benefit Plans (other than routine claims for benefits).

     4.21      DLC Qualified Decommissioning Funds.

               (a) Each DLC Qualified Decommissioning Fund is a trust, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with all requisite authority to conduct its affairs as it now does. Each DLC Qualified Decommissioning Fund satisfies the requirements necessary for such fund to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code section 468A(a) and as a "nuclear decommissioning fund" and a "qualified nuclear decommissioning fund" within the meaning of Treas. Reg.
section 1.468A-1(b)(3). Each such fund is in compliance in all material respects with all applicable rules and regulations of the NRC, the PaPUC, and the IRS. No DLC Qualified Decommissioning Fund has engaged in any acts of "self-dealing" as defined in Treas. Reg. section 1.468A-5(b)(2). No "excess contribution," as defined in Treas. Reg. section 1.468A-5(c)(2)(ii), has been made to any DLC Qualified Decommissioning Fund which has not been withdrawn within the period provided under Treas. Reg. section 1.468A-5(c)(1). DLC has made timely and valid elections to make annual contributions to the DLC Qualified Decommissioning Funds for each year in which such Funds have been in existence. DLC has heretofore delivered copies of such elections to Specified FE Subsidiaries.

               (b) Subject only to DLC's Required Regulatory Approvals, DLC has all requisite authority to cause the assets of the DLC Qualified Decommissioning Funds to be transferred to the applicable Specified FE Subsidiaries in accordance with the provisions of this Agreement.

               (c) DLC and/or the trustee of each of the DLC Qualified Decommissioning Funds have filed or caused to be filed with the NRC, the IRS and any state or local authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them. DLC has delivered to Specified FE Subsidiaries a copy of the schedule of ruling amounts most recently issued by the IRS for each of the DLC Qualified Decommissioning Funds, a copy of the request that was filed to obtain such schedule of ruling amounts and a copy of any pending requests for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. As of the DLC Nuclear Closing, DLC will have timely filed all requests for revised schedules of ruling amounts for the DLC Qualified Decommissioning Funds in accordance with Treas. Reg. section 1.468A-3(i). DLC shall furnish Specified FE Subsidiaries with copies of such requests for revised schedules of ruling amounts, together with all exhibits, amendments and supplementals thereto, promptly after they have been filed with the IRS. Any amounts contributed to the DLC Qualified Decommissioning Funds while such requests are pending before the IRS and which turn out to be in excess of the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from the DLC Qualified Decommissioning Funds within the period provided under Treas. Reg. section 1.468A-5(c)(2) for withdrawals of excess contributions to be made without resulting in a disqualification of the Funds under Treas. Reg. section 1.468A-5(c)(1). Except as provided in Section 6.19 of this Agreement, there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that Specified FE Subsidiaries may contribute to the DLC Qualified Decommissioning Funds or may require distributions to be made from the DLC Qualified Decommissioning Funds.

               (d) DLC has made available to Specified FE Subsidiaries the balance sheets for each of the DLC Qualified Decommissioning Funds as of December 31, 1998 and as of the last Business Day before the DLC Nuclear Closing Date, and they present fairly as of December 31, 1998 and as of the last Business Day before closing, the financial position of each of the DLC Qualified Decommissioning Funds in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted there. DLC has made available to Specified FE Subsidiaries information from which Specified FE Subsidiaries can determine the Tax Basis of all assets in the DLC Qualified Decommissioning Funds as of the last Business Day before the DLC Nuclear Closing Date. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), including, but not limited to, any acts of "self-dealing" as defined in Treas. Reg. section 1.468A-5(b)(2) or agency or other legal proceedings that may materially affect the financial position of each of the DLC Qualified Decommissioning Funds other than those, if any, that are disclosed on Schedule 4.21.

               (e) DLC has made available to Specified FE Subsidiaries all contracts and agreements to which the Trustee of each of the DLC Qualified Decommissioning Funds, in its capacity as such, is a party.

               (f) Each of the DLC Qualified Decommissioning Funds has filed all Tax Returns required to be filed and all material Taxes shown to be due on such Tax Returns have been paid in full except where such Tax is being contested in good faith by appropriate proceedings or where the failure to so file or pay would not create a Material Adverse Effect. Except as shown in Schedule 4.21, no notice of deficiency or assessment has been received from any taxing authority with respect to liability for Taxes of each of the DLC Qualified Decommissioning Funds which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.21 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.21, there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for Taxes associated with each of the DLC Qualified Decommissioning Funds that will be binding on Specified FE Subsidiaries after the DLC Nuclear Closing Date.

               (g) To the extent DLC have pooled the assets of the DLC Qualified Decommissioning Funds for investment purposes in periods prior to the DLC Nuclear Closing, such pooling arrangement is a partnership for federal income tax purposes and DLC has filed all Tax Returns required to be filed with respect to such pooling arrangement for such periods.

     4.22      DLC Nonqualified Decommissioning Funds.

               (a) Each DLC Nonqualified Decommissioning Fund is a trust validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with all requisite authority to conduct its affairs as it now does. Each of DLC Nonqualified Decommissioning Fund is in full compliance with all applicable rules and regulations of the NRC, and the PaPUC.

               (b) Subject only to DLC's Required Regulatory Approvals, DLC has all requisite authority to cause the assets of the DLC Nonqualified Decommissioning Funds to be transferred to the applicable Specified FE Subsidiaries in accordance with the provisions of this Agreement.

               (c) DLC and/or the Trustee of the DLC Nonqualified Decommissioning Funds have filed or caused to be filed with the NRC and any state or local authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

               (d) DLC has made available to Specified FE Subsidiaries the balance sheets for the DLC Nonqualified Decommissioning Funds as of December 31, 1998 and as of the last Business Day before the DLC Nuclear Closing Date, and they present fairly as of December 31, 1998 and as of the last Business Day before closing, the financial position of the DLC Nonqualified Decommissioning Funds in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein. DLC has made available to Specified FE Subsidiaries information from which Specified FE Subsidiaries can determine the Tax Basis as of the last Business Day before closing of all assets (other than cash) of the DLC Nonqualified Decommissioning Funds transferred to Specified FE Subsidiaries pursuant to Section 6.19. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) including, but not limited, agency or other legal proceedings, that may materially affect the financial position of the DLC Nonqualified Decommissioning Funds other than those, if any, that are disclosed on Schedule 4.22.

               (e) DLC has made available to Specified FE Subsidiaries all contracts and agreements to which the trustee of the Nonqualified
Decommissioning Funds, in its capacity as such, is a party.

     4.23      DLC Nuclear Law Matters.

               (a) DLC is a licensed co-owner, but not an operator of Perry Unit 1, which is operated by an Affiliate of Specified FE Subsidiaries. Subject to this fact, and except as disclosed in Schedule 4.23(a):

                    (i) DLC holds, and is in substantial compliance with all Permits in respect of Nuclear Laws that are required for DLC to own Perry Unit 1 and DLC is otherwise in compliance with all Nuclear Laws with respect to its ownership of Perry Unit 1 except for such failures to hold or comply with regard to Permits in respect of Nuclear Laws, or such failures to be in compliance with applicable Nuclear Laws, as would not, individually or in the aggregate, create a Material Adverse Effect; and

                    (ii) DLC has not entered into or agreed to any consent decree or order relating to Perry Unit 1, and is not subject to any outstanding judgment, decree or judicial order relating to any Nuclear Law relating to Perry Unit 1.

               (b)  Except as disclosed in Schedule 4.23(b):

                    (i) DLC holds, and is in substantial compliance with, all Permits in respect of Nuclear Laws that are required for DLC to conduct the business of and operate the DLC Nuclear Assets in respect of Beaver Valley, and is otherwise in substantial compliance with applicable Nuclear Laws with respect to the business and operations of the DLC Nuclear Assets in respect of Beaver Valley except for such failures to hold or comply with required Permits in respect of Nuclear Laws, or such failures to be in compliance with applicable Nuclear Laws, as would not, individually or in aggregate, create a Material Adverse Effect; and

                    (ii) DLC is not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Nuclear Law relating to Beaver Valley.

                                   ARTICLE V

           REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SPECIFIED FE
                                  SUBSIDIARIES

     Each Specified FE Subsidiary hereby, for itself, represents and warrants to DLC as follows:

     5.1 Incorporation; Qualification. Such Specified FE Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as is now being conducted. Such Specified FE Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted shall require it to be so qualified, except where the failure to be so qualified would not have an Material Adverse Effect. Such Specified FE Subsidiary has heretofore delivered to DLC true, complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.

     5.2 Authority. Such Specified FE Subsidiary has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a signatory and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a signatory by such Specified FE Subsidiary and the consummation of the transactions contemplated hereby and thereby by such Specified FE Subsidiary have been duly and validly authorized by all necessary corporate action required on the part of such Specified FE Subsidiary and this Agreement and each of the Ancillary Agreements to which it is a signatory has been duly and validly executed and delivered by such Specified FE Subsidiary. Subject to the receipt of the applicable Specified FE Subsidiaries' Required Regulatory Approvals, each of this Agreement and each of the Ancillary Agreements to which it is a signatory constitutes the legal, valid and binding agreement of such Specified FE Subsidiary, enforceable against such Specified FE Subsidiary in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     5.3       Consents and Approvals; No Violation.

               (a) Except as set forth in Schedule 5.3(a), and subject to obtaining any applicable Specified FE Subsidiaries' Required Regulatory Approvals, neither the execution and delivery of this Agreement nor the execution and delivery of the Ancillary Agreements to which it is a signatory will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of such Specified FE Subsidiary, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which such

Specified FE Subsidiary is a party or by which it, or any of the DLC Nuclear Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) constitute violations of any law, regulation, order, judgment or decree applicable to such Specified FE Subsidiary, which violations, individually or in the aggregate, would create a Material Adverse Effect.

               (b)  Other than the Required Regulatory Approvals set forth in
Schedule 5.3(b) in respect of such Specified FE Subsidiary (collectively, the "Specified FE Subsidiaries' Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Specified FE Subsidiary, or the consummation by such Specified FE Subsidiary of the transactions contemplated hereby, other than (i) such consents, approvals, filings or notices which, if not obtained or made, will not prevent such Specified FE Subsidiary from performing its material obligations hereunder and
(ii) such consents, approvals, filings or notices which become applicable to such Specified FE Subsidiary or the DLC Nuclear Assets as a result of the specific regulatory status of DLC (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which DLC (or any of its Affiliates) is or proposes to be engaged.

     5.4 Legal Proceedings. Except as set forth in Schedule 5.4, there is no action or proceeding pending or, to the knowledge of such Specified FE Subsidiary, threatened, against such Specified FE Subsidiary before any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to create an Material Adverse Effect. Except as set forth in Schedule 5.4, such Specified FE Subsidiary is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that would, individually or in the aggregate, create an Material Adverse Effect.

     5.5       [Intentionally Omitted].

     5.6 WARN Act. Specified FE Subsidiaries do not intend to engage in a "Plant Closing" or "Mass Layoff" as such terms are defined in the WARN Act with respect to any Plant within sixty days of the DLC Nuclear Closing Date in respect of the Plants.

     5.7 Regulatory Status of Specified FE Subsidiaries. Each Specified FE Subsidiary is an "electric utility" within the meaning of 10 C.F.R. section 50.2 and an "eligible taxpayer" under Code Section 468A).

     5.8       Specified FE Subsidiaries' Nuclear Law Matters.

               (a) Penn Power is a licensed co-owner, but not an operator, of Beaver Valley, which is operated by DLC. Subject to this fact, and except as disclosed in Schedule 5.8(a):

                    (i) Penn Power holds, and is in substantial compliance with all Permits in respect of Nuclear Laws that are required for Penn Power to own Beaver Valley and Penn Power is otherwise in compliance with all Nuclear

Laws with respect to its ownership of Beaver Valley except for such failures to hold or comply with regard to Permits in respect of Nuclear Laws, or such failures to be in compliance with applicable Nuclear Laws, as would not, individually or in the aggregate, create a Material Adverse Effect; and

                    (ii) Penn Power has not entered into or agreed to any consent decree or order relating to Beaver Valley, and is not subject to any outstanding judgment, decree or judicial order relating to any Nuclear Law relating to Beaver Valley.

               (b)  Except as disclosed in Schedule 5.8(b):

                    (i) CEIC holds, and is in substantial compliance with, all Permits in respect of Nuclear Laws that are required for CEIC to conduct the business of and operate the CEIC Nuclear Assets in respect of Perry Unit 1, and is otherwise in substantial compliance with applicable Nuclear Laws with respect to the business and operations of the CEIC Nuclear Assets in respect of Perry Unit 1 except for such failures to hold or comply with required Permits in respect of Nuclear Laws, or such failures to be in compliance with applicable Nuclear Laws, as would not, individually or in aggregate, create a Material Adverse Effect; and

                    (ii) CEIC is not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Nuclear Law relating to Perry Unit 1.


                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

     6.1.1 Interim Operation of Beaver Valley. (a) The Parties understand and agree that the CAPCO Agreements remain in full force and effect from the date of this Agreement through the DLC Nuclear Closing Date (the "Interim Period"), and, except as modified by this Section 6.1, the ownership and operating responsibility for Beaver Valley shall be as provided in the CAPCO Agreements.

               (b) During the Interim Period, in the interest of facilitating an orderly transition and permitting informed action by FENOC in furtherance of the action contemplated by Section 6.15 hereof, the Parties agree as follows:

                    (i) A transition team led by one individual designated by DLC and one individual designated by FENOC (the "Transition Team") will be established as soon after execution of this Agreement as practicable to examine all aspects of the operation of Beaver Valley, including but not limited to operations and maintenance, engineering, regulatory, procedural, staffing, support services, fuel purchasing and business issues affecting Beaver Valley. The Transition Team shall appoint individuals from each Party's organization representing the key nuclear functional areas as such areas are mutually defined by the Transition Team. The appointed individuals and the Transition Team shall comprise the Beaver Valley Transition Committee (the "Transition

          Committee") which shall meet, during the Interim Period, on a regular basis to create a definitive transition plan which will enable the Parties to effect an orderly transition in furtherance of the action contemplated by Section 6.15 hereof (the "Transition Plan").

                    (ii) From time to time, but at least once every two weeks, the Transition Committee shall report its progress on the Transition Plan to the senior management of both DLC and FENOC. The Transition Committee shall be provided access to such information and site facilities as may be necessary to enable it to perform its responsibilities hereunder. The Transition Committee shall have no authority to bind or make agreements on behalf of any of DLC, FENOC or Penn Power, or to issue instructions to or direct or exercise authority over their respective officers, employees, advisors or agents.

                    (iii) Nothing in this Section 6.1.1(b) is intended to modify DLC's ownership or operating responsibility or authority with respect to Beaver Valley as provided for in the CAPCO Agreements or in any way affect DLC's authority to conduct its business at Beaver Valley in accordance with its own judgement and discretion in accordance with the CAPCO Agreements.

               (c) Notwithstanding Section 6.1(a) above, unless Penn Power otherwise consents in writing, during the period from the date of this Agreement to the DLC Nuclear Closing Date, DLC shall not:

          (i) except as otherwise provided herein (including as provided in Section 6.1(d) below), enter into any commitment for the purchase, sale, or transportation of fuel for Beaver Valley having a term greater than six months and not terminable on or before the DLC Nuclear Closing Date either (i) automatically, or (ii) by option of Penn Power in its sole discretion, if the aggregate payment under such commitment for fuel and all other outstanding commitments for fuel for Beaver Valley not previously approved by Penn Power would exceed $3,000,000;

                    (ii) except as otherwise provided herein, enter into any contract, agreement, commitment or arrangement relating to Beaver Valley that individually exceeds $1,000,000 unless it is terminable by DLC without penalty or premium upon no more than sixty (60) days notice;

                    (iii) except as otherwise required by the terms of any collective bargaining agreement or as otherwise provided in Section 6.11 hereof or as currently contemplated by the plans and budgets in place under the CAPCO Agreements, (i) hire at, or transfer to Beaver Valley, any new employees prior to the DLC Nuclear Closing, other than to fill vacancies in existing positions in the reasonable discretion of DLC, (ii) materially increase salaries or wages of employees employed in connection with Beaver Valley prior to the DLC Nuclear Closing, (iii) take any action prior to the DLC Nuclear Closing to affect a material change in any collective bargaining agreement, or (iv) take any action prior to the DLC Nuclear Closing to materially increase the aggregate benefits payable to the employees employed in connection with Beaver Valley; or

                    (iv) except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing paragraphs
(i)-(iii).

               (d) Notwithstanding Section 6.1(c) above, DLC is permitted to enter into commitments with respect to uranium enrichment services in respect to the Plants satisfactory to it in its sole discretion from the date of this Agreement through the DLC Nuclear Closing Date in respect of each Plant; provided, however, that if DLC expects to include such commitments in the DLC Nuclear Agreements, it shall obtain the written consent of Specified FE Subsidiaries prior to entering into such commitments.

     6.1.2 Interim Operation of Perry Unit 1. The Parties understand and agree that the Amendment 2 to the CAPCO Perry Unit 1 Operating Agreement executed in accordance with Section 6.15(b) hereof shall remain in full force and effect during the Interim Period, and, except as modified by this Agreement, the ownership, operation and maintenance of Perry shall be as provided in the amended CAPCO Perry Unit 1 Operating Agreement.

     6.2       Access to Information.

               (a) For a period of seven (7) years after the DLC Nuclear Closing Date (or such longer period as may be required by applicable law), each Party and their Representatives shall have reasonable access to all of the books and records of the DLC Nuclear Assets, including all Transferred Employee Records in the possession of any Party to the extent that such access may reasonably be required in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the DLC Nuclear Assets . Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the holder of the information with respect to such access pursuant to this
Section 6.2(a). If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period (or any such longer period), such Party shall, prior to such disposition, give the other Party a reasonable opportunity at the latter's expense, to segregate and remove such books and records as it may select.

               (b) Penn Power agrees that, prior to the DLC Nuclear Closing Date, it will not contact any vendors, suppliers, employees, or other contracting parties of DLC or its Affiliates with respect to any aspect of the DLC Nuclear Assets relating to Beaver Valley or the transactions contemplated hereby, without the prior written consent of DLC, which consent shall not be unreasonably withheld.

     6.3 Confidentiality. (a) Each Party shall, and shall use its best efforts to cause its Representatives to, (i) keep all Proprietary Information of the other Party confidential and not to disclose or reveal any such Proprietary Information to any Person other than such Party's Representatives and (ii) not use such Proprietary Information other than in connection with the consummation

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of the transactions contemplated hereby. After the DLC Nuclear Closing Date, any
Proprietary Information to the extent related to the DLC Nuclear Assets acquired by Specified FE Subsidiaries shall no longer be subject to the restrictions set forth herein. The obligations of the Parties under this Section 6.3(a) shall be in full force and effect for three (3) years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and the DLC Nuclear Closing Date.

               (b) Upon the other Party's prior written approval (which shall not be unreasonably withheld), either Party may provide Proprietary Information of the other Party to the PUCO, the PaPUC, the SEC, the FERC, the NRC or any other Governmental Authority with jurisdiction or any stock exchange, as may be necessary to obtain Regulatory Approvals required by a Party, or to comply generally with any relevant law or regulation. The disclosing Party will seek confidential treatment for the Proprietary Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Proprietary Information.

     6.4 Public Statements. Subject to the requirements imposed by law, any Governmental Authority or stock exchange, prior to the DLC Nuclear Closing Date, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without the prior approval of the other Party (which approval shall not be unreasonably withheld). The Parties agree to cooperate in preparing such announcements.

     6.5 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses, including the costs of any state or local Transfer Taxes associated with its transfer of the Real Property. Notwithstanding anything to the contrary herein, Specified FE Subsidiaries will be responsible for (a) all costs and expenses associated with the obtaining of any title insurance policy and all endorsements thereto that such Party elects to obtain and (b) all filing fees under the HSR Act relating to the DLC Nuclear Assets it would acquire hereunder.

     6.6       Further Assurances.

               (a) Subject to the terms and conditions of this Agreement, each Party hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and achieve the DLC Nuclear Closing in respect of all the Plants pursuant to this Agreement and the assumption of the Assumed Liabilities, including using its best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder, and to effectuate a transfer of the Transferable Permits to Specified FE Subsidiaries. Specified FE Subsidiaries agree to perform promptly all conditions required of Specified FE Subsidiaries in connection with DLC's Required Regulatory Approvals. None of the Parties hereto shall, without prior written consent of the other Parties, take

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
or fail to take any action, which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

               (b) In the event that any DLC Nuclear Asset shall not have been conveyed to the applicable Specified FE Subsidiary at the DLC Nuclear Closing, DLC shall, subject to Section 6.6(c), use Commercially Reasonable Efforts to convey such asset to the applicable Specified FE Subsidiary as promptly as is practicable after the DLC Nuclear Closing.

               (c) (i) To the extent that DLC's rights under any material DLC Nuclear Agreement or Real Property Lease may not be assigned without the consent of another Person which consent has not been obtained by the DLC Nuclear Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful.

               (ii) If any consent to an assignment of any material DLC Nuclear Agreement or Real Property Lease shall not be obtained or if any attempted assignment would be ineffective or would impair either Specified FE Subsidiaries' rights and obligations under the material DLC Nuclear Agreement or Real Property Lease in question, so that such Specified FE Subsidiary would not in effect acquire the benefit of all such rights and obligations, DLC, at the option of such Specified FE Subsidiary and to the maximum extent permitted by law and such material DLC Nuclear Agreement or Real Property Lease shall, after the DLC Nuclear Closing Date, appoint such Specified FE Subsidiary to be DLC's agent with respect to such material DLC Nuclear Agreement or Real Property Lease, or, to the maximum extent permitted by law and such material DLC Nuclear Agreement or Real Property Lease, enter into such reasonable arrangements with such Specified FE Subsidiary or take such other actions as are necessary to provide such Specified FE Subsidiary with the same or substantially similar rights and obligations of such material DLC Nuclear Agreement or Real Property Lease as such Specified FE Subsidiary may reasonably request. The Parties shall cooperate and shall each use Commercially Reasonable Efforts prior to and after the DLC Nuclear Closing Date to obtain an assignment of such material DLC Nuclear Agreement or Real Property Lease to such Specified FE Subsidiary. For purposes of this Section 6.6(c), without limitation, all DLC Nuclear Agreements listed on Schedules 4.5 and 4.9(a)(i) and 4.9(b)(i) are deemed to be "material."

               (d) To the extent that DLC's rights under any warranty or guaranty described in Section 2.1(i) may not be assigned without the consent of another Person, which consent has not been obtained by the DLC Nuclear Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof, or be unlawful. If any consent to an assignment of any such warranty or guaranty shall not be obtained, or if any attempted assignment would be ineffective or would impair the rights and obligations of the applicable Specified FE Subsidiary under the warranty or guaranty in question, so that such Specified FE Subsidiary would not in effect acquire the benefit of all such rights and obligations, DLC, at the expense of such Specified FE Subsidiary, shall use Commercially Reasonable Efforts, to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of such Specified FE Subsidiary so as to provide such Specified FE Subsidiary to the maximum extent possible with the benefits and obligations of such warranty or guaranty.

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    6.7        Consents and Approvals.

               (a) As promptly as advisable after the date of this Agreement, DLC and Specified FE Subsidiaries shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall use their respective best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Specified FE Subsidiaries will pay all filing fees under the HSR Act relating to the DLC Nuclear Assets to be acquired thereby, but each Party will bear its own costs of the preparation of any filing.

               (b) As promptly as advisable after the date hereof, Specified FE Subsidiaries shall make any filings required by the Federal Power Act. Prior filings with the FERC, Specified FE Subsidiaries shall submit such application to DLC for review and comment and shall incorporate into the application any revisions reasonably requested. Specified FE Subsidiaries shall be solely responsible for the cost of preparing and filing the application, any petition(s) for rehearing, or any reapplication. If the filing is rejected by the FERC, Specified FE Subsidiaries agrees to petition the FERC for rehearing and/or to re-submit an application with the FERC, provided that in either case this action does not create a Material Adverse Effect on Specified FE Subsidiaries and that it has been approved by DLC.

               (c) As promptly as advisable, and in any case within sixty (60) days after the date of this Agreement, DLC and Specified FE Subsidiaries, as applicable, shall make any filings required by the PUCO, the PaPUC and any other Governmental Authority, and make or cause to be made any other filings required to be made with respect to the transactions contemplated hereby. The Parties shall respond promptly to any requests for additional information made by such agencies, and use their respective Commercially Reasonable Efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing.

               (d) The Parties shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the consideration may be required to be withheld or in which Specified FE Subsidiaries would otherwise be liable for any Tax liabilities of DLC pursuant to such state and local Tax law.

               (e) Specified FE Subsidiaries shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the DLC Nuclear Closing Date. DLC shall cooperate with Specified FE Subsidiaries' efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by DLC or the procurement of any other Permit or Environmental Permit when so requested by Specified FE Subsidiaries, to the extent such cooperation does not entail payment of money by DLC.

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               (f)  As promptly as possible after the date hereof, DLC and
Specified FE Subsidiaries shall file with the NRC joint applications requesting the NRC Approvals. The Parties shall respond promptly to any requests for additional information made by the NRC, cooperate in connection with any presentation or proceeding associated with the NRC application and use their respective best efforts to cause such NRC Approvals to be obtained at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing and the NRC filing and processing fees in respect of such filing shall be paid fifty percent (50%) by DLC and fifty percent (50%) by the Specified FE Subsidiaries.

     6.8 Fees and Commissions. Each Party represents and warrants to the other Party that, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation. DLC and Specified FE Subsidiaries will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than the fees, commissions and finder's fees payable to the parties listed above) incurred by reason of any action taken by the indemnifying party.

     6.9       Tax Matters.

               (a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, including, (i) Pennsylvania or Ohio sales tax; (ii) the Pennsylvania or Ohio transfer tax, conveyance fees or conveyances of interests in real and/or personal property; and (iii) Pennsylvania or Ohio sales tax and transfer tax on deeds shall be borne by DLC. DLC shall file, to the extent required by, or permissible under, applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Specified FE Subsidiaries shall join in the execution of any such Tax Returns and other documentation. Prior to the applicable DLC Nuclear Closing Date, to the extent applicable, Specified FE Subsidiaries shall provide to DLC appropriate certificates of Tax exemption from each applicable taxing authority.

               (b)  With respect to Taxes to be prorated in accordance with
Section 3.4 of this Agreement, Specified FE Subsidiaries shall prepare and timely file all Tax Returns required to be filed after the DLC Nuclear Closing Date with respect to the DLC Nuclear Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Specified FE Subsidiaries agrees that preparation of any such Tax Returns shall be subject to DLC's approval, which approval shall not be unreasonably withheld. Specified FE Subsidiaries shall make such Tax Returns available for DLC's review and approval no later than fifteen (15) Business Days prior to the due date for filing each such Tax Return.

               (c) Specified FE Subsidiaries and DLC shall provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting party with any records or information which may be relevant to such return, audit, examination or proceedings. Any information obtained

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pursuant to this Section 6.9(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the Parties.

               (d) In the event that a dispute arises between DLC and either Specified FE Subsidiary regarding Taxes, or any amount due under this Section 6.9, the Parties shall attempt in good faith to resolve such dispute and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved within 30 days, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne 50% by DLC and 50% by the applicable Specified FE Subsidiary. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

     6.10 Advice of Changes. Prior to the DLC Nuclear Closing, each Party will advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party obtains Knowledge and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. DLC may at any time notify Specified FE Subsidiaries of any development causing a breach of any of its representations and warranties in Article IV, and Specified FE Subsidiaries may at any time notify DLC of any development causing a breach of any of its representations and warranties in Article V. Unless DLC or the Specified FE Subsidiaries have the right to terminate this Agreement pursuant to
Section 9.1(f) or (g) below (after the expiration of the applicable cure period provided therein) by reason of the developments and exercises that right within the period of fifteen (15) days after such right accrues, the written notice pursuant to this Section 6.10 will be deemed to have amended this Agreement, including the appropriate Schedule, to have qualified the representations and warranties contained in Articles IV and V above, as applicable and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

     6.11      DLC Employees.

               (a) DLC shall identify the employees at the Plants on Schedule 6.11(a), which schedule shall also set forth such employees level of seniority, classification and Plant location. DLC may submit an offer of continuing employment with DLC or a DLC Subsidiary or an Affiliate thereof to those employees identified on Schedule 6.11(a), provided that such offer shall not be contingent on any such employee waiving his or her rights to consider a competing offer of employment from either Specified FE Subsidiary. Upon the acceptance by any such employee of DLC's offer of continuing employment, DLC shall provide written notice thereof to Specified FE Subsidiaries and shall modify Schedule 6.11(a) to reflect the same.

               (b) At least 120 days prior to the DLC Nuclear Closing Date, each Specified FE Subsidiary shall provide DLC with notice of its respective staffing level requirements, listed by classification and operation, and shall

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be required to offer employment only to that number of employees of DLC who are covered by the International Brotherhood of Electrical Workers ("IBEW"), Local Unions 140, 142, 144, 147, 148, 149 collective bargaining agreement with DLC ("IBEW CBA") and are either (i) employed in positions relating to the Plants or
(ii) if employed at another location, perform substantially all their work in support of the Plants, and in each case, who are necessary to satisfy such Specified FE Subsidiary's staffing level requirements (collectively, "DLC Union Employees"). In each classification, DLC Union Employees shall be so offered employment in order of their seniority as provided for in the IBEW CBA. Each person who becomes employed by such Specified FE Subsidiary pursuant to this section shall be referred herein as a "DLC Transferred Union Employee."

               (c) At least 120 days prior to the DLC Nuclear Closing Date, each Specified FE Subsidiary shall provide DLC with notice of its respective staffing level requirements, listed by classification and operation, and shall be required to make either a Non-Qualifying or a Qualifying Offer of employment only to that number of salaried employees of DLC who are employed in connection with the DLC Nuclear Assets and who are listed in, or are in a function or whose employment responsibilities are listed in, Schedule 6.11(c) (collectively, "DLC Non-Union Employees"), which schedule shall also set forth such employees' salary and responsibilities and who are necessary to satisfy the staffing level requirements of a Specified FE Subsidiary or Affiliate. Each employee employed by a Specified FE Subsidiary or Affiliate pursuant to this section shall be referred herein as a "DLC Transferred Non-Union Employee." To the extent that a Specified FE Subsidiary takes an employee from Beaver Valley and relocates the employee to another plant owned by any Specified FE Subsidiary or any Affiliate of any of them, such employee shall receive the same relocation allowance as if he or she had been an FE employee.

               (d) All offers of employment made by a Specified FE Subsidiary pursuant to Sections 6.11 (b) and (c) shall be made in accordance with all applicable laws and regulations (including the joint application to be made by DLC and Penn Power to the NRC in respect of Beaver Valley), and for DLC Union Employees, in accordance with the IBEW CBA and shall remain open for a period of ten (10) working days. Any such offer which is accepted within such ten (10) working day period shall thereafter be irrevocable until the earlier of the DLC Nuclear Closing Date or the termination of this Agreement pursuant to its terms. Following acceptance of such offers, such Specified FE Subsidiary shall provide written notice thereof to DLC, and DLC shall provide such Specified FE Subsidiary with access to the files and records of employees accepting such offers, to the extent permitted by contract, the IBEW CBA and/or applicable law.
Schedule 6.11(d) sets forth the collective bargaining agreements, and amendments thereto, to which DLC is a party in connection with the DLC Nuclear Assets.

               (e) With respect to DLC Transferred Union Employees and DLC Transferred Non-Union Employees, the following shall be applicable:

                    (i) For such DLC Transferred Union Employees, a Specified FE Subsidiary shall recognize IBEW Local Unions 140, 142, 144, 147, 148, 149 as the exclusive collective bargaining representative and shall assume the terms and conditions of the IBEW CBA until the expiration of said agreement, and will further comply with all applicable legal obligations with respect to collective bargaining under federal labor law thereafter.

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                    (ii)      A Specified FE Subsidiary or Affiliate will
establish and maintain benefit plans (including a severance plan) for Transferred DLC Non-Union Employees and DLC Transferred Union Employees under either the IBEW CBA or any similar DLC document which are comparable to the DLC Plant Benefit Plans in effect for such employees immediately prior to the DLC Nuclear Closing Date and provide at least the same level of benefits or coverage as the DLC Plant Benefit Plans in accordance with and for the duration of the IBEW CBA, in the case of DLC Transferred Union Employees, or until December 31, 2001, in the case of DLC Transferred NonUnion Employees (such period being hereinafter referred to as the "Continuation Period"). Subject to applicable law and the IBEW CBA, nothing in the foregoing shall prevent a Specified FE Subsidiary or FE Affiliate from using different benefit providers or from establishing new benefit plans or using its existing benefit plans as the means of meeting its obligation hereunder. The commitments under this paragraph shall, however, require the following during the Continuation Period:

               (A) With respect to health care plans, any Specified FE Subsidiary agrees to waive or to cause the waiver of all limitations as to pre-existing conditions and actively-at-work exclusions and waiting periods for such employees, except that a Specified FE Subsidiary may require the employee or his/her dependents who, on the DLC Nuclear Closing Date, is then in the process of satisfying any similar exclusion or waiting period under the DLC health care plans to satisfy fully the balance of the applicable time period for such exclusion or waiting period under the applicable FE plan. With respect to the calendar year in which the DLC Nuclear Closing Date occurs, all health care expenses incurred by any such employees and/or any eligible dependent thereof in the portion of the calendar year preceding the DLC Nuclear Closing Date that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any DLC health care plans shall be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the health care plan of a Specified FE Subsidiary or Affiliate of FE for such calendar year.

               (B) With respect to service and seniority, a Specified FE Subsidiary shall recognize each such employee's service and seniority with DLC for all non-pension purposes, including the determination of eligibility and extent of service or seniority-related welfare benefits such as vacation and sick pay benefits and to agree to give each such employee full credit for all vacation benefits banked, accrued, and unused, as of the DLC Nuclear Closing Date.

               (C) With respect to pension benefits, a Specified FE Subsidiary or Affiliate of FE shall provide each employee with a pension benefit that, when combined with the benefit accrued by such employee under the DLC pension plan as it exists on the DLC Nuclear Closing Date, is at least equal in value to the pension benefit such employee would have accrued if such employee had remained employed with DLC and continued to be covered by such DLC pension plan (as it exists on the DLC Nuclear Closing Date) during the Continuation Period. In providing such benefits, a Specified FE Subsidiary or Affiliate of FE shall recognize each such employee's combined service and earnings with DLC and a Specified FE Subsidiary or Affiliate of FE. The determination of the benefit required by this Section 6.11(e)(ii)(C) shall be made in good faith by the accounting firm then acting as the independent

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          auditor of the Specified FE Subsidiary or Affiliate of FE, which determination shall be final and binding on the parties hereto and each affected employee.

               (D) With respect to post-retirement medical and life insurance programs, a Specified FE Subsidiary shall provide to any such employee who retires from a Specified FE Subsidiary's employment prior to the expiration of the IBEW CBA with respect to DLC Transferred Union Employees, and December 31, 2001 with respect to DLC Transferred Non-Union Employees, and is at least age 55 and has ten or more years of combined service with DLC and a Specified FE Subsidiary or Affiliate of FE, benefits, to the extent possible, that are substantially equivalent to the DLC post-retirement medical and life insurance programs that such employee would have received, if such employee had continued to be covered by the DLC programs as they existed on the DLC Nuclear Closing Date.

               (E) With respect to the DLC 401(k) Retirement Savings Plan for Management or the DLC 401(k) Retirement Savings Plan for the IBEW (collectively, the "DLC Savings Plan"), a Specified FE Subsidiary shall take any and all necessary action to cause the trustee of any defined contribution plan of a Specified FE Subsidiary in which any such employee becomes a participant by virtue of this section, to accept a direct "rollover" of all or a portion of said employee's "eligible rollover distribution" within the meaning of Section 402 of the Code from the DLC Savings Plan, if requested to do so by such employee, or to accept a direct plan-to-plan transfer from the DLC Savings Plan of the account balances of any such employee and the assets of such plans related thereto, if requested to do so by DLC or by any such employee. Each Specified FE Subsidiary agrees that the property so rolled over and the assets so transferred may include (i) promissory notes evidencing loans from the DLC Savings Plan to such employees that are outstanding as of the DLC Nuclear Closing Date, and
          (ii) shares of DLC common stock in which the account balances of such employees are invested as of the DLC Nuclear Closing Date. However, any defined contribution plan of FE or its Subsidiaries or Affiliates accepting such a rollover or transfer shall not be required to (i) make any further loans to any such employee after the DLC Nuclear Closing Date or (ii) permit any additional investment to be made in DLC common stock on behalf of any such employee after the DLC Nuclear Closing Date. DLC hereby represents to each FE Subsidiary that the DLC Savings Plan is intended to be qualified within the meaning of Section 402 of the Code.

               (f) With respect to severance benefits, each Specified FE Subsidiary, as applicable, is required to provide for any DLC Transferred Non-Union Employee who is terminated as a result of an overall reduction in work force due to decreased employment need of such Specified FE Subsidiary prior to the date which is one year following the DLC Nuclear Closing Date severance benefits at the level for such employees in effect as of the date hereof. DLC Transferred Non-Union Employees shall also be entitled to severance benefits if, prior to the date which is one year following the DLC Nuclear Closing Date, the applicable Specified FE Subsidiary reduces the pay rate for such employee and such employee within seven days thereafter terminates employment. Any employee provided severance benefits under this section may be required to execute a release of claims against DLC and such Specified FE Subsidiary, in such form as

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each Specified FE Subsidiary shall prescribe, as a condition for the receipt of such benefits.

               (g) Each DLC Transferred Non-Union Employee who is initially assigned, or assigned within 12 months of the DLC Nuclear Closing Date, by each Specified FE Subsidiary, to a principal place of work that requires such employee to relocate his residence will be reimbursed by the applicable Specified FE Subsidiary for all relocation expenses in accordance with the DLC relocation plans in effect as of the date hereof. For purposes of the foregoing a required relocation of residence shall include a change in the principal place of work that is more than 30 miles farther from such employee's principal place of work immediately prior to the DLC Nuclear Closing Date and requires a commute from his current residence of at least one hour in each direction.

               (h) DLC shall be responsible, with respect to the DLC Nuclear Assets, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any "employment loss" within the meaning of the WARN Act which occurs prior to the DLC Nuclear Closing Date.

               (i) Neither Specified FE Subsidiary shall be responsible for extending COBRA Continuous Coverage to any employees and former employees of DLC, or to any qualified beneficiaries of such employees and former employees, who become or became entitled to COBRA Continuous Coverage on or before the DLC Nuclear Closing Date, including those for whom the DLC Nuclear Closing Date occurs during their COBRA election period.

               (j) DLC or its Affiliates shall pay to all DLC Transferred Union and DLC Transferred Non-Union Employees, all compensation, bonus, vacation and holiday compensation, workers' compensation or other employment benefits to which they are entitled under the terms of the applicable compensation or DLC benefit plans or programs. The Specified FE Subsidiaries shall pay to each employee offered employment pursuant to this Section 6.11, all unpaid salary, bonus, vacation and holiday compensation, workers' compensation or other compensation or employment benefits that are payable in cash which have accrued to such employees following the DLC Nuclear Closing Date, at such times as provided under the terms of the applicable compensation or benefit programs.

               (k) Individuals who are otherwise DLC Union Employees or DLC Non-Union Employees, but who on any date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act (FMLA), or due to any other authorized leave of absence, shall nevertheless be treated as "Union Employees" or as "Non-Union Employees", as the case may be, on such date if they are able (i) to return to work within the protected period under the FMLA or such other leave (which in any event shall not extend more than twelve (12) weeks after the DLC Nuclear Closing Date), whichever is applicable, and (ii) to perform the essential functions of their job, with or without a reasonable accommodation.

               (l) The Specified FE Subsidiaries shall be responsible, with respect to the Exchange Assets, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for

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the notification of its employees of any "employment loss" within the meaning of the WARN Act which occurs following the DLC Nuclear Closing Date.

               (m) The Specified FE Subsidiaries are responsible for extending and continuing to extend COBRA Continuation Coverage to all DLC Transferred Union and DLC Transferred NonUnion Employees, and qualified beneficiaries of such employees who become entitled to such COBRA Continuation Coverage following the DLC Nuclear Closing Date.

               (n) The provisions of this Section 6.11 shall not be construed as being for the benefit for any person other than the Parties hereto, and shall not be enforceable by persons other than such Parties (including, without limitations, the DLC Transferred Union Employees and DLC Transferred Non-Union Employees.)

               (o) Notwithstanding any provision of the Beaver Valley CAPCO Agreements, with respect to any DLC Union Employees who do not receive an offer of employment from a Specified FE Subsidiary pursuant to subsection (b) hereof and with respect to any DLC Non-Union Employees who decline a Non-Qualifying Offer pursuant to subsection (c) hereof, and are thereafter terminated, DLC will be responsible for paying for the aggregate cost incurred in providing the severance, pension and banked, accrued and unused vacation benefits due to such employees.

     6.12      Risk of Loss.

               From the date hereof through the DLC Nuclear Closing Date, all risk of loss or damage to the property included in the DLC Nuclear Assets shall be governed by the Perry CAPCO Agreements or Beaver Valley CAPCO Agreements, as applicable.

     6.13 CAPCO Agreements. Administration of the CAPCO Agreements shall be conducted in accordance with the terms of such CAPCO Agreements and the CAPCO Settlement Agreement.

     6.14 Refund of Accrued Interest in Insurance Premiums. At the request of DLC, each Specified FE Subsidiary shall enter into and/or cause other appropriate FE Subsidiaries to enter into any agreement with ANI and/or NEIL and DLC reasonably requested by DLC to assure that the refunds in respect of ANI and NEIL reserve premiums and/or dividends and/or distributions of earnings based on membership account balance(s) and insurance premiums described in Section 2.2(i) are paid directly by ANI and/or NEIL to DLC.

     6.15 Operating Control. (a) Subject to the terms and conditions hereof and receipt of the applicable DLC Required Regulatory Approvals, at the DLC Nuclear Closing DLC shall transfer to FENOC, and FENOC shall assume from DLC, responsibility for the operation and maintenance of Beaver Valley and FENOC shall become the operator, all as described in Section 2.1(d).

               (b) As of the date of this Agreement, DLC has provided written notification to FE that it supports the pending NRC application by FENOC to assume responsibility for the operation and maintenance of Perry Unit 1. Promptly upon the execution of this Agreement, DLC shall (i) provide its consent, pursuant to the operating agreement in respect of Perry Unit 1, to the assignment of operating responsibility to FENOC and (ii) the parties to

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Amendment 2 to the CAPCO Perry Unit 1 Operating Agreement shall execute and deliver that amendment.

     6.16      Beaver Valley Unit 2 Facility Leases.

               (a) Prior to the DLC Nuclear Closing Date, DLC will terminate the Beaver Valley Unit 2 Facility Leases and will be responsible for all payments and expenses associated with such termination. In addition, pursuant to
Section 3.9(b) of the Beaver Valley Unit 2 Lease Indentures, DLC will assume all of the obligations of the Beaver Valley Unit 2 Owner Trustees under those indenture and the notes issued and outstanding thereunder (the "Beaver Valley Unit 2 Indentures Notes") and shall make all payments required thereby. DLC further agrees that it will redeem the Beaver Valley Unit 2 Indentures Notes in full no later than December 1, 2002. In connection with such termination and assumption, Penn Power agrees to cooperate and/or to cause other appropriate FE Subsidiaries to cooperate to the extent reasonably necessary or appropriate to effect such termination and assumption by DLC, including taking those actions described in Schedule 6.16(a) and taking actions reasonably acceptable to it that may be required by third parties in connection with such termination and assumption.

               (b) Until the Beaver Valley Unit 2 Indentures Notes have been paid in full, Penn Power agrees that it:

                    (i) will not terminate the Beaver Valley Unit 2 Operating Agreement, and will not sell, transfer, assign or dispose of (collectively, "transfer") all or any material portion of its rights or interest in and to Beaver Valley Unit 2 and the Beaver Valley Unit 2 Operating Agreement, unless such transfer is made subject to the Encumbrance of the Beaver Valley Unit 2 Lease Indentures, as provided in this Agreement, and the transferee assumes all obligations in connection with accepting the transfer subject to such Encumbrance as provided in this Agreement;

                    (ii) will keep Beaver Valley Unit 2 and the Beaver Valley Unit 2 Operating Agreement free and clear of any Encumbrances that would be superior to the Encumbrance of the Beaver Valley Unit 2 Lease Indentures;

                    (iii) cause Beaver Valley Unit 2 to be used and operated under and in compliance with all applicable laws, rules regulations and orders of any applicable Governmental Authority, Good Utility Practices and the Beaver Valley Unit 2 Operating Agreement, except where failure to do so would not result in a Material Adverse Effect; and

                    (iv) maintain insurance policies in respect of Beaver Valley Unit 2 comparable to those maintained in respect thereof by DLC as of the DLC Nuclear Closing Date in respect of Beaver Valley, cause DLC to be a named insured in respect of such liability insurance policies maintained in respect of Beaver Valley, cause the Beaver Valley Unit 2 Lease Indentures Trustee to be a named insured on such insurance policies and the loss payee in respect of thirteen and seventy-four one hundredths percent (13.74%) of the "all risk" property insurance portion of such insurance policies, and provide a copy of a certificate evidencing such insurance coverage to DLC on or before September 1 of each year.

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     6.17      Tax Exempt Financing.

               (a)  Specified FE Subsidiaries understand and agree that:

                    (i) the Exempt Facilities have been financed, and refinanced, in whole or in part, with the proceeds of the issuance and sale by various governmental authorities of industrial development revenue bonds or private activity bonds (collectively, the "Revenue Bonds") the interest on which, with certain exceptions, is excluded from gross income for purposes of federal income taxation; and DLC is the economic obligor in respect of such bonds;

                    (ii) the basis for such exclusion is the use of the Exempt Facilities for the purpose of (A) the abatement or control of atmospheric pollution or contamination (B) the abatement or control of water pollution or contamination, (C) sewage disposal and/or (D) the disposal of solid waste, such qualifying purposes being discussed in more detail in (b) below;

                    (iii) the use of the Exempt Facilities for a purpose other than the qualifying purpose indicated in subsection (ii) above could impair (a) such exclusion from gross income of the interest on such bonds, possibly with retroactive affect, unless appropriate remedial action were taken (which could include prompt defeasance and /or redemption of such bonds) and/or
(b) the deductibility of DLC's payment of interest based on the restrictions in
Section 150(b) of the Code; and

                    (iv) any breach by Specified FE Subsidiaries of their obligations under this Article could result in the incurrence by DLC of additional costs and expenses, including without limitation, increased interest costs, loss of the interest deduction for tax purposes and transaction costs relating to any refinancing redemption and/or defeasance of all or part of the Revenue Bonds, and Specified FE Subsidiaries will be liable to DLC for such additional costs and expenses.

               (b)  (i)       Specified FE Subsidiaries shall not use, or permit
the use of, the Exempt Facilities for any purpose other than:(A) abating or controlling atmospheric or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations Section 1.103-8(g); (B) the collection, storage, treatment, utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or (C) the collection, storage, treatment, utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations
Section 1.103-8(f); unless Specified FE Subsidiaries have obtained at their own expense an opinion addressed to DLC of nationally recognized bond counsel reasonably acceptable to DLC ("Bond Counsel") that such use will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes or (y) the deductibility of DLC's payments of interest based on the restrictions in Section 150(b) of the Code.

                    (ii) Specified FE Subsidiaries reasonably expect, as of the date of this Agreement, that the Exempt Facilities will continue to be used for the qualifying purposes set forth in subsection (i) above, and for no other purpose, for the remainder of their useful lives.

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               (c)  It is expressly understood and agreed the provisions of clause (b) above shall not prohibit Specified FE Subsidiaries from suspending the operation of the Exempt Facilities on a temporary basis, or from terminating the operation of the Exempt Facilities on a permanent basis and shutting down, retiring, abandoning and/or decommissioning the Exempt Facilities; provided, however, that if the Exempt Facilities, in whole or in part, are dismantled and sold, including any sale for scrap, and if the operation of the Plant served by such Exempt Facilities shall not theretofore have been, and is not then being, terminated on a permanent basis, then the proceeds of such sale of the Exempt Facilities shall within six months from the date of sale be expended to acquire replacement property to be used for the same qualifying purpose as the Exempt Facilities so sold, unless Specified FE Subsidiaries have obtained at their own expense an opinion addressed to DLC Bond Counsel that no taking this action will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes or (y) the deductibility of DLC's payments of interest based on the restrictions in Section 150(b) of the Code.

               (d) Specified FE Subsidiaries shall not issue, or have issued on their behalf, any tax-exempt bonds to finance or refinance its acquisition of the Exempt Facilities; provided that it is expressly understood and agreed that this clause (d) shall not prohibit the use of tax-exempt bonds to finance or refinance any improvement to the Exempt Facilities made after the date of acquisition or any assets other than the Exempt Facilities.

               (e) Specified FE Subsidiaries shall give DLC at least 180 days' prior written notice of any suspension or termination of the operation of the Exempt Facilities, or any part thereof, and of any sale, exchange, transfer or other disposition of the Exempt Facilities, or any part thereof, including, but not limited to, a sale for scrap.

               (f) If DLC shall desire to refund any Revenue Bonds, Specified FE Subsidiaries shall cooperate with DLC and with Bond Counsel with respect to the refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning its compliance to such date and/or in the future with the representations, agreements and covenants made herein.

               (g) If Specified FE Subsidiaries shall sell, exchange, transfer or otherwise dispose of the Exempt Facilities to a third party, Specified FE Subsidiaries shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party substantially identical to those on the part of Specified FE Subsidiaries contained in this Section 6.17.

               (h) The covenants and agreements on the part of Specified FE Subsidiaries contained in this Section 6.17 shall continue in effect so long as any Revenue Bonds, including any refunding bonds issued hereafter to refund any Revenue Bonds, shall remain outstanding. DLC shall notify Specified FE Subsidiaries promptly when there shall be no Revenue bonds outstanding.

     6.18 Removal at Shippingport Site Buildings. Prior to the DLC Nuclear Closing in respect of Beaver Valley, DLC will remove all Regulated Substances and Nuclear Material from the Shippingport Site Buildings to the reasonable satisfaction of Penn Power. In addition, DLC agrees to use Commercially

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Reasonable Efforts to assign its rights under the Shippingport Contract to Penn
Power and take appropriate steps to delete the SAPS site from the definition of the Beaver Valley site boundaries set forth in the Updated Safety Analysis Reports for Beaver Valley Unit 1 and Beaver Valley Unit 2 and other related licensing documentation on or prior to the DLC Nuclear Closing.

     6.19      Decommissioning Funds.

     6.19.1    Beaver Valley Unit 1 Decommissioning Funds

               (a)  Beaver Valley Unit 1 Qualified Funds.

               (i) As soon as practicable after execution of this Agreement, DLC shall use Commercially Reasonable Efforts to obtain a private letter ruling from the IRS substantially to the effect that DLC be permitted to make an additional single contribution in the same calendar year as the DLC Nuclear Closing Date to the Beaver Valley Unit 1 Qualified Decommissioning Fund in an amount equal to the Beaver Valley Unit 1 Decommissioning Shortfall. As used herein, the "Beaver Valley Unit 1 Decommissioning Shortfall" shall mean $25.5 million (the "Beaver Valley Unit 1 Decommissioning Amount") less the amount of any additional qualifying fund deposits made by DLC to the Beaver Valley Unit 1 Qualified Decommissioning Fund between January 1, 1999 and the DLC Nuclear Closing Date. If necessary to obtain such IRS ruling, DLC will request from the PaPUC an appropriate order with respect to the rate treatment of such contribution.

               (ii) If DLC is informed by the IRS that the IRS will not issue a favorable ruling or DLC determines that it is otherwise unable to obtain the private letter ruling described in paragraph (i) above prior to the DLC Nuclear Closing Date, DLC may notify Penn Power, in writing, that DLC is unable to obtain the IRS ruling. Upon receiving such notification, Penn Power shall use Commercially Reasonable Efforts to obtain a private letter ruling from the IRS prior to the DLC Nuclear Closing Date substantially to the effect that Penn Power be permitted to make an additional single contribution to the Penn Power Qualified Decommissioning Funds for Beaver Valley Unit 1 in the same calendar year as the DLC Nuclear Closing Date in an amount equal to the Beaver Valley Unit 1 Decommissioning Shortfall and, if necessary to obtain such ruling, Penn Power shall also request from the PaPUC an appropriate order with respect to the rate treatment of such contribution. To the extent that Penn Power obtains the private letter ruling referenced in this paragraph (ii), DLC shall agree to pay in cash to Penn Power an amount equal to the Beaver Valley Unit 1 Decommissioning Shortfall.

              (iii) If DLC determines that the private letter rulings described in paragraphs (i)-(ii) will not be obtained, Penn Power

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
                    shall, at the request of DLC, cooperate with DLC in requesting such private letter rulings from the IRS or authorizations from any other Governmental Authority prior to the DLC Nuclear Closing Date that would permit DLC to transfer to Penn Power or permit DLC or Penn Power, as applicable, to make one or more contributions, as soon as possible after January 1, 1999, to the Beaver Valley Unit 1 Qualified Decommissioning Funds or the Penn Power Qualified Decommissioning Funds, as applicable, in such amounts that would provide to Penn Power in Qualified Funds, the equivalent, on an after-tax present value basis, of the Beaver Valley Unit 1 Decommissioning Amount as determined in paragraphs (i) and (ii) above. In the event that the rulings or authorizations in this paragraph (iii) are not able to be obtained or DLC otherwise determines not to pursue the provisions of this paragraph (iii), DLC shall transfer to Penn Power such amounts as provided pursuant to the provisions of paragraphs (v)(A) and (B) below.

               (iv) At the DLC Nuclear Closing, DLC shall cause all of the assets of the Beaver Valley Unit 1 Qualified Decommissioning Funds to be transferred to Penn Power (or, if directed in writing to do so by Penn Power, to the trustee of any trust specified in such written direction), provided that (A) Penn Power shall contribute all amounts received from the Beaver Valley Unit 1 Qualified Decommissioning Funds into the Penn Power Qualified Decommissioning Funds, and (B) each of DLC and Penn Power shall have received private letter rulings from the IRS, or opinions of counsel satisfactory to each of DLC and Penn Power, substantially to the effect that, pursuant to Treas. Reg. section 1.468A-6, neither DLC nor Penn Power nor any of the applicable DLC Qualified Decommissioning Funds or Penn Power Qualified Decommissioning Funds shall recognize any gain or otherwise take into account any income for federal income tax purposes by reason of the transfer of the assets of the Beaver Valley Unit 1 Qualified Decommissioning Funds.


               (v) At the DLC Nuclear Closing Date, DLC shall, in respect of any amounts for which an IRS private letter ruling pursuant to paragraphs (i), (ii) or (iii) has not been received, transfer an additional decommissioning payment to Penn Power as follows:

                         (A) If receipt of the additional decommissioning payment by Penn Power from DLC is not included in income for federal income tax purposes or Penn Power receives a deduction for federal income tax purposes for the same year in which it has such income, the additional decommissioning payment ("ADPNet") shall be ($25.5 million - AQF) (1.436). As used in this paragraph (A) and paragraph (B) below, AQF shall mean the additional qualifying fund deposits authorized by any IRS ruling, including any qualified fund deposits made between January 1, 1999 and the DLC Nuclear Closing Date; provided, however, that ADPNet shall not be less than zero.

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                         (B)  If receipt of the additional decommissioning
                    payment by Penn Power is included in income for federal income tax purposes and Penn Power does not receive a deduction for federal income tax purposes for the same year in which it has such income, the additional decommissioning payment ("ADPGross") shall be ($25.5 million - AQF) (1.436) divided by 0.65; provided, however, that ADPGross shall not be less than zero.

                    Any additional decommissioning payment shall be payable in cash or in additional Nonqualified Funds, and at the request of DLC, Penn Power shall contribute all payments received from DLC into the Penn Power Nonqualified Decommissioning Funds or the Penn Power Qualified Decommissioning Funds.

               (b)  Beaver Valley Unit 1 Nonqualified Funds.

               (i) DLC and Penn Power shall use Commercially Reasonable Efforts to obtain a private letter ruling from the IRS prior to the DLC Nuclear Closing Date substantially to the effect that Penn Power shall not recognize any gain or otherwise take into account any income for federal income tax purposes by reason of the transfer of the assets of the Beaver Valley Unit 1 Nonqualified Decommissioning Funds.

               (ii) At the DLC Nuclear Closing, DLC shall cause all of the assets of the Beaver Valley Unit 1 Nonqualified Decommissioning Funds to be transferred to Penn Power (or, if directed in writing to do so by Penn Power, to the trustee of any trust specified in such written direction), provided that, to the extent required by any IRS private letter ruling received pursuant to paragraph (i), Penn Power shall contribute all amounts received from the Beaver Valley Unit 1 Nonqualified Decommissioning Funds into the Penn Power Nonqualified or Qualified Decommissioning Funds, as applicable.

              (iii) If the receipt by Penn Power of the Beaver Valley Unit 1
                    Nonqualified Decommissioning Funds is included in income for federal income tax purposes and Penn Power does not receive a deduction for federal income tax purposes for the same year in which it has such income, DLC shall transfer to Penn Power an amount equal to the assets of the Beaver Valley Unit 1 Nonqualified Decommissioning Funds as of the DLC Nuclear Closing Date divided by 0.65.

               (c)  Reporting

                    Commencing on the date of this Agreement until the DLC Nuclear Closing Date, DLC shall provide (or cause the investment manager to provide) to Penn Power quarterly unaudited statements of earnings, contributions, market

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                    values, investment allocations and performance reports and such other information for the Beaver Valley Unit 1 Qualified and Nonqualified Decommissioning Funds as reasonably requested by Penn Power.

     6.19.2    Beaver Valley Unit 2 Decommissioning Funds

               (a)  Beaver Valley Unit 2 Qualified Funds.

               (i) As soon as practicable after execution of this Agreement, DLC shall use Commercially Reasonable Efforts to obtain a private letter ruling from the IRS substantially to the effect that DLC be permitted to make an additional single contribution in the same calendar year as the DLC Nuclear Closing Date to the Beaver Valley Unit 2 Qualified Decommissioning Fund in an amount equal to the Beaver Valley Unit 2 Decommissioning Shortfall. As used herein, the "Beaver Valley Unit 2 Decommissioning Shortfall" shall mean $10.3 million (the "Beaver Valley Unit 2 Decommissioning Amount") less the amount of any additional qualifying fund deposits made by DLC to the Beaver Valley Unit 2 Qualified Decommissioning Fund between January 1, 1999 and the DLC Nuclear Closing Date. If necessary to obtain such IRS ruling, DLC will request from the PaPUC an appropriate order with respect to the rate treatment of such contribution.

               (ii) If DLC is informed by the IRS that the IRS will not issue a favorable ruling or DLC determines that it is otherwise unable to obtain the private letter ruling described in paragraph (i) above prior to the DLC Nuclear Closing Date, DLC may notify Penn Power, in writing, that DLC is unable to obtain the IRS ruling. Upon receiving such notification, Penn Power shall use Commercially Reasonable Efforts to obtain a private letter ruling from the IRS prior to the DLC Nuclear Closing Date substantially to the effect that Penn Power be permitted to make an additional single contribution to the Penn Power Qualified Decommissioning Funds for Beaver Valley Unit 2 in the same calendar year as the DLC Nuclear Closing Date in an amount equal to the Beaver Valley Unit 2 Decommissioning Shortfall and, if necessary to obtain such ruling, Penn Power shall also request from the PaPUC an appropriate order with respect to the rate treatment of such contribution. To the extent that Penn Power obtains the private letter ruling referenced in this paragraph (ii), DLC shall agree to pay in cash to Penn Power an amount equal to the Beaver Valley Unit 2 Decommissioning Shortfall.

              (iii) If DLC determines that the private letter rulings described in paragraphs (i)-(ii) will not be obtained, Penn Power shall, at the request of DLC, cooperate with DLC in requesting such private letter rulings from the IRS or authorizations from any other Governmental Authority prior to the DLC Nuclear Closing Date that would permit DLC to transfer to Penn Power or permit DLC or Penn Power, as applicable, to make one or more contributions, as soon as possible after January 1, 1999, to the Beaver Valley Unit 2 Qualified Decommissioning Funds or the Penn Power Qualified

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
                    Decommissioning Funds, as applicable, in such amounts that would provide to Penn Power in Qualified Funds, the equivalent, on an after-tax present value basis, of the Beaver Valley Unit 2 Decommissioning Amount as determined in paragraphs (i) and (ii) above. In the event that the rulings or authorizations in this paragraph (iii) are not able to be obtained or DLC otherwise determines not to pursue the provisions of this paragraph (iii), DLC shall transfer to Penn Power such amounts as provided pursuant to the provisions of paragraphs (v)(A) and (B) below.

               (iv) At the DLC Nuclear Closing, DLC shall cause all of the assets of the Beaver Valley Unit 2 Qualified Decommissioning Funds to be transferred to Penn Power (or, if directed in writing to do so by Penn Power, to the trustee of any trust specified in such written direction), provided that (A) Penn Power shall contribute all amounts received from the Beaver Valley Unit 2 Qualified Decommissioning Funds into the Penn Power Qualified Decommissioning Funds, and (B) each of DLC and Penn Power shall have received private letter rulings from the IRS, or opinions of counsel satisfactory to each of DLC and Penn Power, substantially to the effect that, pursuant to Treas. Reg. section 1.468A-6, neither DLC nor Penn Power nor any of the applicable DLC Qualified Decommissioning Funds or Penn Power Qualified Decommissioning Funds shall recognize any gain or otherwise take into account any income for federal income tax purposes by reason of the transfer of the assets of the Beaver Valley Unit 2 Qualified Decommissioning Funds.

               (v) At the DLC Nuclear Closing Date, DLC shall, in respect of any amounts for which an IRS private letter ruling pursuant to paragraphs (i), (ii) or (iii) has not been received, transfer an additional decommissioning payment to Penn Power as follows:

                         (A) If receipt of the additional decommissioning payment by Penn Power from DLC is not included in income for federal income tax purposes or Penn Power receives a deduction for federal income tax purposes for the same year in which it has such income, the additional decommissioning payment ("ADPNet") shall be ($10.3 million - AQF) (1.436). As used in this paragraph (A) and paragraph (B) below, AQF shall mean the additional qualifying fund deposits authorized by any IRS ruling, including any qualified fund deposits made between January 1, 1999 and the DLC Nuclear Closing Date; provided, however, that ADPNet shall not be less than zero.

                         (B) If receipt of the additional decommissioning payment by Penn Power is included in income for federal income tax purposes and Penn Power does not receive a deduction for federal income tax purposes for the same year in which it has such income, the additional decommissioning payment ("ADPGross") shall be ($10.3 million - AQF) (1.436)

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                    divided by 0.65; provided, however, that ADPGross shall not be less than zero.

                    Any additional decommissioning payment shall be payable in cash, or in additional Nonqualified Funds, and at the request of DLC, Penn Power shall contribute all payments received from DLC into the Penn Power Nonqualified Decommissioning Funds or the Penn Power Qualified Decommissioning Funds.

               (b)  Beaver Valley Unit 2 Nonqualified Funds.

               (i) DLC and Penn Power shall use Commercially Reasonable Efforts to obtain a private letter ruling from the IRS prior to the DLC Nuclear Closing Date substantially to the effect that Penn Power shall not recognize any gain or otherwise take into account any income for federal income tax purposes by reason of the transfer of the assets of the Beaver Valley Unit 2 Nonqualified Decommissioning Funds.

               (ii) At the DLC Nuclear Closing, DLC shall cause all of the assets of the Beaver Valley Unit 2 Nonqualified Decommissioning Funds to be transferred to Penn Power (or, if directed in writing to do so by Penn Power, to the trustee of any trust specified in such written direction), provided that, to the extent required by any IRS private letter ruling received pursuant to paragraph (i), Penn Power shall contribute all amounts received from the Beaver Valley Unit 2 Nonqualified Decommissioning Funds into the Penn Power Nonqualified or Qualified Decommissioning Funds, as applicable.

              (iii) If the receipt by Penn Power of the Beaver Valley Unit 2
                    Nonqualified Decommissioning Funds is included in income for federal income tax purposes and Penn Power does not receive a deduction for federal income tax purposes for the same year in which it has such income, DLC shall transfer to Penn Power an amount equal to the assets of the Beaver Valley Unit 2 Nonqualified Decommissioning Funds as of the DLC Nuclear Closing Date divided by 0.65.

               (c)  Reporting

                    Commencing on the date of this Agreement until the DLC Nuclear Closing Date, DLC shall provide (or cause the investment manager to provide) to Penn Power quarterly unaudited statements of earnings, contributions, market values, investment allocations and performance reports and such other information for the Beaver Valley Unit 2 Qualified and Nonqualified Decommissioning Funds as reasonably requested by Penn Power.

     6.19.3    Perry Unit 1 Decommissioning Funds

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               (a)  Perry Unit 1 Qualified Funds.

               (i) As soon as practicable after execution of this Agreement, DLC shall use Commercially Reasonable Efforts to obtain a private letter ruling from the IRS substantially to the effect that DLC be permitted to make an additional single contribution in the same calendar year as the DLC Nuclear Closing Date to the Perry Unit 1 Qualified Decommissioning Fund in an amount equal to the Perry Unit 1 Decommissioning Shortfall. As used herein, the "Perry Unit 1 Decommissioning Shortfall" shall mean $21.6 million (the "Perry Unit 1 Decommissioning Amount") less the amount of any additional qualifying fund deposits made by DLC to the Perry Unit 1 Qualified Decommissioning Fund between January 1, 1999 and the DLC Nuclear Closing Date. If necessary to obtain such IRS ruling, DLC will request from the PaPUC an appropriate order with respect to the rate treatment of such contribution.

               (ii) If DLC is informed by the IRS that the IRS will not issue a favorable ruling or DLC determines that it is otherwise unable to obtain the private letter ruling described in paragraph (i) above prior to the DLC Nuclear Closing Date, DLC may notify CEIC, in writing, that DLC is unable to obtain the IRS ruling. Upon receiving such notification, CEIC shall use Commercially Reasonable Efforts to obtain a private letter ruling from the IRS prior to the DLC Nuclear Closing Date substantially to the effect that CEIC be permitted to make an additional single contribution to the CEIC Qualified Decommissioning Funds for Perry Unit 1 in the same calendar year as the DLC Nuclear Closing Date in an amount equal to the Perry Unit 1 Decommissioning Shortfall and, if necessary to obtain such ruling, CEIC shall also request from the PUCO an appropriate order with respect to the rate treatment of such contribution. To the extent that CEIC obtains the private letter ruling referenced in this paragraph (ii), DLC shall agree to pay in cash to CEIC an amount equal to the Perry Unit 1 Decommissioning Shortfall.

              (iii) If DLC determines that the private letter rulings described in paragraphs (i)- (ii) will not be obtained, CEIC shall, at the request of DLC, cooperate with DLC in requesting such private letter rulings from the IRS or authorizations from any other Governmental Authority prior to the DLC Nuclear Closing Date that would permit DLC to transfer to CEIC or permit DLC or CEIC, as applicable, to make one or more contributions, as soon as possible after January 1, 1999, to the Perry Unit 1 Qualified Decommissioning Funds or the CEIC Qualified Decommissioning Funds, as applicable, in such amounts that would provide to CEIC in Qualified Funds, the equivalent, on an after-tax present value basis, of the Perry Unit 1 Decommissioning Amount as determined in paragraphs (i) and (ii) above. In the event that the rulings or authorizations in this paragraph (iii) are not able to be obtained or DLC otherwise determines not to pursue the provisions of this paragraph (iii), DLC shall transfer to

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                    CEIC such amounts as provided pursuant to the provisions of paragraphs (v)(A) and (B) below.

               (iv) At the DLC Nuclear Closing, DLC shall cause all of the assets of the Perry Unit 1 Qualified Decommissioning Funds to be transferred to CEIC (or, if directed in writing to do so by CEIC, to the trustee of any trust specified in such written direction), provided that (A) CEIC shall contribute all amounts received from the Perry Unit 1 Qualified Decommissioning Funds into the CEIC Qualified Decommissioning Funds, and (B) each of DLC and CEIC shall have received private letter rulings from the IRS, or opinions of counsel satisfactory to each of DLC and CEIC, substantially to the effect that, pursuant to Treas. Reg.
                    section 1.468A-6, neither DLC nor CEIC nor any of the applicable DLC Qualified Decommissioning Funds or CEIC Qualified Decommissioning Funds shall recognize any gain or otherwise take into account any income for federal income tax purposes by reason of the transfer of the assets of the Perry Unit 1 Qualified Decommissioning Funds.

               (v) At the DLC Nuclear Closing Date, DLC shall, in respect of any amounts for which an IRS private letter ruling pursuant to paragraphs (i), (ii) or (iii) has not been received, transfer an additional decommissioning payment to CEIC as follows:

                         (A) If receipt of the additional decommissioning payment by CEIC from DLC is not included in income for federal income tax purposes or CEIC receives a deduction for federal income tax purposes for the same year in which it has such income, the additional decommissioning payment ("ADPNet") shall be ($21.6 million - AQF) (1.436). As used in this paragraph (A) and paragraph (B)below, AQF shall mean the additional qualifying fund deposits authorized by any IRS ruling, including any qualified fund deposits made between January 1, 1999 and the DLC Nuclear Closing Date; provided, however, that ADPNet shall not be less than zero.

                         (B) If receipt of the additional decommissioning payment by CEIC is included in income for federal income tax purposes and CEIC does not receive a deduction for federal income tax purposes for the same year in which it has such income, the additional decommissioning payment ("ADPGross") shall be ($21.6 million - AQF) (1.436) divided by 0.65; provided, however, that ADPGross shall not be less than zero.

                    Any additional decommissioning payment shall be payable in cash or in additional Nonqualified Funds, and at the request of DLC, CEIC shall contribute all payments received from DLC into the CEIC Nonqualified Decommissioning Funds or the CEIC Qualified Decommissioning Funds.

               (b)  Reporting

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                    Commencing on the date of this Agreement until the DLC
                    Nuclear Closing Date, DLC shall provide (or cause the investment manager to provide) to CEIC quarterly unaudited statements of earnings, contributions, market values, investment allocations and performance reports and such other information for the Perry Unit 1 Qualified Decommissioning Funds as reasonably requested by CEIC.

     6.20 Employee Morale. The Parties agree to work together in good faith to preserve the morale of the employees at Beaver Valley prior to the DLC Nuclear Closing Date in respect of Beaver Valley.

     6.21 Beaver Valley Omnibus Services Agreement and Related Easements. The Parties agree that they will work together in good faith during the Interim Period to finalize the Beaver Valley Omnibus Services Agreement (including Exhibit A thereto), and that the form thereof attached hereto may need to be modified in order to take into account the reasonable operating needs of Beaver Valley following the DLC Nuclear Closing Date. The Parties further agree that they will work together to agree on an easement and access agreement, substantially in the form of Exhibit K, to be executed at the time the Beaver Valley Omnibus Services Agreement is executed, to provide DLC with the access rights reasonably necessary to enable it to perform its obligations under the Beaver Valley Omnibus Services Agreement.


                                   ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Obligations of the Parties. The obligation of the Parties to effect the transfer of the DLC Nuclear Assets in respect of each Plant and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by each of Specified FE Subsidiaries and DLC at or prior to the DLC Nuclear Closing Date, of the following conditions in respect of each Plant:

               (a) The waiting period under the HSR Act applicable to the consummation of the transfer of the DLC Nuclear Assets contemplated hereby shall have expired or been terminated;

               (b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transfer of the applicable DLC Nuclear Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority prohibiting the consummation of the transfer of the DLC Nuclear Assets;

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               (c)  In respect of the DLC Nuclear Closing in respect of Beaver
Valley, DLC shall have terminated the Beaver Valley Facilities Leases and assumed the Beaver Valley Unit 2 Indentures Notes issued pursuant to the Beaver Valley Unit 2 Lease Indentures;

               (d) The Applicable NRC Approval(s) shall have been obtained in respect of the transfer of such Plant;

               (e) The CAPCO Settlement Agreement shall have been executed by DLC, the FE Subsidiaries and TEC;

               (f) The Support Agreement shall have been executed by FE and DLC;

               (g) All consents or approvals, filings with, or notices to any Governmental Authority that are necessary for the consummation of the transactions contemplated by each of the CAPCO Settlement Agreement and the Electric Facilities Agreement shall have been obtained or made, other than such consents, approvals, filings or notices which are not required in the ordinary course to be obtained or made prior to the consummation of the transactions thereunder or which, if not obtained or made, will not prevent the parties thereto from performing their material obligations thereunder; and

               (h) There shall be no court order requiring DQE to consummate the transactions contemplated under the Agreement and Plan of Merger between DQE and Allegheny Energy, Inc.

     7.2 Conditions to Obligations of DLC. The obligation of DLC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions or the waiver thereof by DLC at or prior to the DLC Nuclear Closing Date of the following conditions:

               (a) DLC shall have received all Required Regulatory Approvals applicable to DLC, in form and substance reasonably satisfactory to it and on terms and conditions that do not create a Regulatory Material Adverse Effect for DLC;

               (b) All consents and approvals for the consummation of the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transfer of the applicable DLC Nuclear Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Specified FE Subsidiaries is a party or by which Specified FE Subsidiaries, or any of the applicable DLC Nuclear Assets, may be bound, shall have been obtained, other than those which if not obtained, would not, individually or in the aggregate, create a Material Adverse Effect;

               (c) Specified FE Subsidiaries shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Specified FE Subsidiaries on or prior to the DLC Nuclear Closing Date;

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
               (d) The representations and warranties of Specified FE Subsidiaries set forth in this Agreement shall be true and correct in all material respects as of the DLC Nuclear Closing Date as though made at and as of the DLC Nuclear Closing Date;

               (e) DLC shall have received a certificate from authorized officers of Specified FE Subsidiaries, dated the DLC Nuclear Closing Date, to the effect that, to such officers' Knowledge, the conditions set forth in Sections 7.2(c) and (d) have been satisfied by Specified FE Subsidiaries;

               (f) DLC shall have received an opinion from counsel to each Specified FE Subsidiary, dated the DLC Nuclear Closing Date and reasonably satisfactory in form and substance to DLC and its counsel, substantially to the effect that:

                    (i) Such Specified FE Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and is qualified to do business in the Commonwealth of Pennsylvania or State of Ohio, as the case may be, and has the full corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as is now conducted, and to execute and deliver the Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of the Agreement and the Ancillary Agreements to which it is a party by such Specified FE Subsidiary, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of such Specified FE Subsidiary;

                    (ii) The Agreement and each of the Ancillary Agreements to which it is a party have been duly and validly executed and delivered by such Specified FE Subsidiary and constitute legal, valid and binding agreements of such Specified FE Subsidiary, enforceable against such Specified FE Subsidiary in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

                    (iii) The execution, delivery and performance of the Agreement and each of the Ancillary Agreements to which it is a party by the applicable Specified FE Subsidiary does not (A) conflict with the Articles of Incorporation or Bylaws, as currently in effect, of such Specified FE Subsidiary or (B) to the knowledge of such counsel, constitute a violation of or default under those agreements or instruments set forth on a Schedule attached to the opinion and which have been identified to such counsel as all the agreements and instruments which are material to the business or financial condition of such Specified FE Subsidiary;

                    (iv) The Assignment and Assumption Agreement and other transfer documents described in Section 3.6 are in proper form for each Specified FE Subsidiary to assume its respective Assumed Liabilities; and

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
                    (v) No consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement and each of the Ancillary Agreements by Specified FE Subsidiaries or the consummation by Specified FE Subsidiaries of the transactions contemplated hereby and thereby, other than (i) such consents, approvals, filings or notices set forth in Schedules 4.3(a) or 4.3(b) or which, if not obtained or made, will not prevent Specified FE Subsidiaries from performing their material obligations under this Agreement and each of the Ancillary Agreements to which it is a party and (ii) such consents, approvals, filings or notices which become applicable to each Specified FE Subsidiary or the applicable DLC Nuclear Assets as a result of the specific regulatory status of DLC (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which DLC (or any of its Affiliates) is or proposes to be engaged.

          In rendering the foregoing opinion, counsel to each Specified FE Subsidiary may rely on opinions of local law reasonably acceptable to DLC.

               (g) Specified FE Subsidiaries shall have delivered, or caused to be delivered, to DLC at the DLC Nuclear Closing, Specified FE Subsidiaries closing deliveries described in Section 3.6.

     7.3 Conditions to Obligations of Specified FE Subsidiaries. The obligation of Specified FE Subsidiaries to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Specified FE Subsidiaries at or prior to the DLC Nuclear Closing Date of the following conditions:

               (a) Specified FE Subsidiaries shall have received all Required Regulatory Approvals applicable to Specified FE Subsidiaries on terms and conditions that do not create a Regulatory Material Adverse Effect for Specified FE Subsidiaries;

               (b) All consents and approvals for the execution, delivery, and performance of this Agreement and the Ancillary Agreements, and for the consummation of the transfer of the applicable DLC Nuclear Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which DLC is a party or by which DLC, or any of the DLC Nuclear Assets, may be bound, shall have been obtained, other than those which if not obtained, would not, individually or in the aggregate, create a Material Adverse Effect;

               (c) DLC shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by DLC on or prior to the DLC Nuclear Closing Date (including its covenant under Section 6.16(a) to terminate the Beaver Valley Unit 2 Facility Leases and assume the obligations in respect of the Beaver Valley Unit 2 Indentures Notes);

               (d) The representations and warranties of DLC set forth in this Agreement shall be true and correct in all material respects as of the DLC Nuclear Closing Date as though made at and as of the DLC Nuclear Closing Date;

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               (e)  Specified FE Subsidiaries shall have received a certificate from an authorized officer of DLC, dated the DLC Nuclear Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.3(c) and (d) have been satisfied by DLC;

               (f) Specified FE Subsidiaries shall have received an opinion from DLC's counsel, dated the DLC Nuclear Closing Date and reasonably satisfactory in form and substance to Specified FE Subsidiaries and its counsel, substantially to the effect that:

                    (i) DLC is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the full corporate power and authority to own, lease and operate its material assets and properties and to carry on its business as is now conducted, and to execute and deliver the Agreement and each of the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of the Agreement and the Ancillary Agreements by DLC, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of DLC;

                    (ii) The Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered by DLC and constitute legal, valid and binding agreements of DLC, enforceable against DLC in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

                    (iii) The execution, delivery and performance of the Agreement and each of the Ancillary Agreements by DLC does not conflict with the Articles of Incorporation or Bylaws, as currently in effect, of DLC;

                    (iv) The Assignment and Assumption Agreement, the Bill of Sale, the Warranty Deeds, and other transfer documents described in Section
3.7 are in proper form to transfer to Specified FE Subsidiaries such title as was held by DLC to the applicable DLC Nuclear Assets; and

                    (v) No consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement and each of the Ancillary Agreements by DLC, or the consummation by DLC of the transactions contemplated hereby and thereby, other than (i) such consents, approvals, filings or notices set forth in Schedules 4.3(a) or 4.3(b) or which, if not obtained or made, will not prevent DLC from performing its material obligations under this Agreement and each of the Ancillary Agreements and (ii) such consents, approvals, filings or notices which become applicable to DLC or the DLC Nuclear Assets as a result of the specific regulatory status of Specified FE Subsidiaries (or any of their Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Specified FE Subsidiaries (or any of their Affiliates) is or proposes to be engaged.

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          In rendering the foregoing opinion, DLC's counsel may rely on opinions of local law reasonably acceptable to Specified FE Subsidiaries.

               (g) DLC shall have delivered, or caused to be delivered, to Specified FE Subsidiaries at the applicable DLC Nuclear Closing, DLC's closing deliveries described in Section 3.7.

               (h) With respect to Beaver Valley only, Penn Power shall have received from a title insurance company ALTA title owner's insurance policies on the Real Property, subject only to Permitted Encumbrances, standard printed exceptions and such other Encumbrances as are reasonably acceptable to Penn Power. Any Permitted Encumbrance not removed prior to the DLC Nuclear Closing shall be deemed reasonably acceptable to Specified FE Subsidiaries as aforesaid unless such Permitted Encumbrance would have a Material Adverse Effect. DLC shall provide Specified FE Subsidiaries with a copy of a preliminary title report and survey for the Real Property as soon as they are available.


                                  ARTICLE VIII

                                 INDEMNIFICATION

     8.1 General Indemnification Obligations. Up to the DLC Nuclear Closing Date, the indemnification provisions of the CAPCO Agreements shall be applicable.

     8.2       Indemnification and Release of DLC by Specified FE Subsidiaries.

               (a) Each Specified FE Subsidiary severally with respect to itself under this Agreement shall indemnify, defend and hold harmless DLC, its officers, directors, employees, shareholders, Affiliates and agents (each, a "DLC Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any DLC Indemnitee (each, a "DLC Indemnifiable Loss") in any way relating to, resulting from or arising out of (i) any breach by such Specified FE Subsidiary of any covenant or agreement of such Specified FE Subsidiary contained in this Agreement or the representations and warranties contained in Sections 5.1, 5.2 and 5.3, (ii) the Assumed Liabilities, or (iii) any Third Party Claims against a DLC Indemnitee arising out of or in connection with such Specified FE Subsidiary's ownership or operation of the Plants and other DLC Nuclear Assets on or after the DLC Nuclear Closing Date.

               (b) Each Specified FE Subsidiary severally with respect to itself under this Agreement, on behalf of its Representatives and Affiliates, does hereby release, hold harmless and forever discharge DLC, DLC Representatives and Affiliates of DLC, from any and all Specified FE Subsidiaries Indemnifiable Losses resulting from, arising out of or relating to Assumed Liabilities. Each Specified FE Subsidiary hereby waives for itself any and all rights and benefits with respect to such Specified FE Subsidiaries' Indemnifiable Losses that it now has, or in the future may have conferred upon it by virtue of any statute or common law principle which provides that a general release does not extend to claims which a Party does not know or suspect to exist in its favor at the time of executing the release, if Knowledge of such

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claims would have materially affected such Party's settlement with the obligor.
In this connection, each Specified FE Subsidiary hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Specified FE Subsidiaries' Indemnifiable Losses that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and nevertheless hereby intends to release DLC, DLC Representatives and DLC Affiliates from the Specified FE Subsidiaries' Indemnifiable Losses described in the first sentence of this paragraph.

     8.3       Indemnification of Specified FE Subsidiaries by DLC.

               DLC shall indemnify, defend and hold harmless Specified FE Subsidiaries, their officers, directors, employees, shareholders, Affiliates and agents (each, a "Specified FE Subsidiaries' Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Specified FE Subsidiaries' Indemnitee (each, a "Specified FE Subsidiaries' Indemnifiable Loss") in any way relating to, resulting from or arising out of (i) any breach by DLC of any covenant or agreement of DLC contained in this Agreement or the representations and warranties contained in Sections 4.1, 4.2 and 4.3, (ii) the Excluded Liabilities, (iii) noncompliance by DLC with any bulk sales or transfer laws as provided in Section 10.13, and (iv) claims and liabilities associated with the termination of the Beaver Valley Unit 2 Facility Leases as contemplated by Section 6.16.

     8.4       Certain Limitations on Indemnification.

               (a)  Notwithstanding anything to the contrary contained herein:

                    (i) Any Indemnitee shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation.

                    (ii) Any Indemnifiable Loss shall be net of (i) the dollar amount of any insurance or other proceeds actually receivable by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss, and
(ii) income tax benefits to the Indemnitee, to the extent realized by the Indemnitee. Any Party seeking indemnity hereunder shall use Commercially Reasonable Efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss.

               (b) The expiration, termination or extinguishment of any covenant or agreement shall not affect the Parties' obligations under Sections
8.2 and 8.3 hereof if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

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               (c)  Except to the extent otherwise provided in Article VII, the rights and remedies of DLC and each DLC Indemnitee and each of the Specified FE Subsidiaries and each Specified FE Subsidiaries' Indemnitee under this Article VIII are exclusive and in lieu of any and all other rights and remedies which DLC and Specified FE Subsidiaries may have under this Agreement or otherwise for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement, after the occurrence of the DLC Nuclear Closing, or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article VIII apply only to matters arising out of this Agreement, but do not extend to matters arising out of the Ancillary Agreements. Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in the Ancillary Agreement under which the Indemnifiable Loss arises.

               (d) Notwithstanding anything to the contrary contained herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party. DLC and Specified FE Subsidiaries waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 8.4(d) shall not apply to indemnification for a Third Party Claim.

     8.5       Defense of Claims.

               (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's liability pursuant to this Agreement.

               (b)  (i)       If, within ten (10) calendar days after an
Indemnitee provides written notice to the Indemnifying Party of any Third Party

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Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.5(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

                    (ii) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

               (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

               (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect of The Chase Manhattan Bank) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

               (e)  A failure to give timely notice as provided in this Section
8.5 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.


                                   ARTICLE IX

                                   TERMINATION

     9.1 Termination. (a) This Agreement may be terminated at any time prior to the DLC Nuclear Closing Date by mutual written consent of DLC and the Specified FE Subsidiaries.

               (b) This Agreement may be terminated by either Party if (i) any Federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the DLC Nuclear Closing, and such order, judgment or decree shall have become final and nonappeallable; (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which prohibits the consummation of the DLC Nuclear Closing; or (iii) the DLC Nuclear Closing contemplated hereby shall have not occurred on or before the day which is 12 months from the date of this Agreement (the "Termination Date"); provided that the right to terminate this Agreement under this Section 9.1(b) (iii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the DLC Nuclear Closing to occur on or before such date; and provided, further, that if on the Termination Date the conditions to the DLC Nuclear Closing set forth in Section 7.1(b) or 7.2(a) or 7.3(a), shall not have been fulfilled but all other conditions to the DLC Nuclear Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is 18 months from the date of this Agreement.

               (c) This Agreement may be terminated by DLC if it shall have received a Final Order that has caused the conditions set forth in Section 7.2(a) not to be satisfied.

               (d) This Agreement may be terminated by Specified FE Subsidiaries if they (or either one of them) shall have received a Final Order that has caused the conditions set forth in Section 7.3(a) not to be satisfied.

               (e) This Agreement may be terminated by either Party if, before the DLC Nuclear Closing Date, all or any portion of the DLC Nuclear Assets are
(i) taken by eminent domain or are the subject of a pending or (to the Knowledge of DLC with respect such DLC Nuclear Assets) contemplated taking which has not been consummated or (ii) damaged or destroyed by fire or other casualty, DLC shall (x) notify the applicable Specified FE Subsidiary promptly in writing of such fact, (y) assign or pay, as the case may be, any proceeds thereof to the applicable Specified FE Subsidiary at the DLC Nuclear Closing, and (z) either restore the damage or assign the insurance proceeds therefor (and pay the amount of any deductible and/or self-insured amount in respect of such casualty) to the applicable Specified FE Subsidiary at the DLC Nuclear Closing. Notwithstanding the above, if such casualty or loss results in a Material Adverse Effect to DLC with respect to the DLC Nuclear Assets being conveyed by DLC, the Parties shall negotiate to settle the loss resulting from such taking (and such negotiation shall include, without limitation, the negotiation of a fair and equitable payment to the applicable Specified FE Subsidiary to offset such casualty or loss). If no such settlement is reached within sixty (60) days after DLC has notified the applicable Specified FE Subsidiary of such casualty or loss, then DLC may terminate this Agreement. In the event of damage or destruction which DLC elects to restore, DLC will have the right (with respect to the DLC Nuclear Assets being conveyed by DLC) to postpone the DLC Nuclear Closing for up to six
(6) months, and the applicable Specified FE Subsidiary will have the right to inspect and observe, or have its Representatives inspect or observe, all repairs necessitated by any such damage or destruction.

               (f) This Agreement may be terminated by DLC if there has been a violation or breach by a Specified FE Subsidiary of any covenant, representation or warranty contained in this Agreement which has resulted in a Material Adverse Effect and such violation or breach is not cured (and the applicable Material Adverse Effect remedied) by the earlier of the DLC Nuclear Closing Date or the date which is thirty (30) days after receipt by Specified FE Subsidiaries of notice specifying particularly such violation or breach, and such violation or breach has not been waived by DLC.

               (g) This Agreement may be terminated by Specified FE Subsidiaries if there has been a violation or breach by DLC of any covenant, representation or warranty contained in this Agreement which has resulted in a Material Adverse Effect and such violation or breach is not cured (and the applicable Material Adverse Effect remedied) by the earlier of the DLC Nuclear Closing Date or the date which is thirty (30) days after receipt by DLC of notice specifying particularly such violation or breach, and such violation or breach has not been waived by Specified FE Subsidiaries provided, however, that in no event shall DLC's entry into a commitment described in Section 6.1(d) constitute a basis for termination under this clause (g).

     9.2 Procedure and Effect of No-Default Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to any of Section 9.1(a) through (e), written notice thereof shall forthwith be given by the terminating party to the other party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

     10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of DLC and Specified FE Subsidiaries.

     10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

     10.3 No Survival. (a) Except as provided in Section 10.3(b) and 10.3(c), each and every representation, warranty and covenant contained in this Agreement shall expire with, and be terminated and extinguished by the consummation of the sale of the DLC Nuclear Assets and shall merge into the deed(s) pursuant hereto and the transfer of the Assumed Liabilities pursuant to this Agreement and such representations, warranties and covenants shall not survive the DLC Nuclear Closing Date; and none of DLC, either Specified FE Subsidiary or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

               (b) The covenants contained in Sections 3.2(c), 3.2(d), 3.4, 3.5, 6.2(a), 6.3(a), 6.5, 6.6, 6.7(e), 6.7(f), 6.8, 6.9, 6.11, 6.14, 6.16, 6.17,
9.2, and in Articles VIII and IX shall survive the delivery of the deed(s) and the DLC Nuclear Closing in accordance with their terms.

               (c) The representations, warranties and disclaimers contained in Sections 4.1, 4.2, 4.3, 5.1, 5.2, 5.3, and claims arising under 6.7(e) shall survive the DLC Nuclear Closing for eighteen (18) months from the DLC Nuclear Closing Date.

     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided however, that notices of a change of address shall be effective only upon receipt thereof):

               (a)  If to DLC, to:

                    Duquesne Light Company
                    411 Seventh Avenue
                    Pittsburgh, PA  15219
                    Telephone:  (412) 393-6000
                    Fax:  (412) 393-6760
                    Attention:  Morgan O'Brien

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    1440 New York Avenue, N.W.
                    Washington, DC  20005
                    Telephone:  (202) 371-7000
                    Fax:  (202) 393-5760
                    Attention:  Erica A. Ward

               (b)  if to either Specified FE Subsidiary, to:

                    FirstEnergy Corp.
                    76 South Main Street
                    Akron, OH  44308
                    Telephone:
                    Fax:
                    Attention:  Anthony J. Alexander

                    with a copy to:

                    Winthrop, Stimpson, Putnam & Roberts
                    One Battery Park Plaza
                    New York, NY  10004
                    Telephone:  (212) 858-1000
                    Fax:  (212) 858-1500
                    Attention:  Michael F. Cusick

     10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. Except as expressly provided herein, no provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of DLC (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. DLC agrees, at the expense of Specified FE Subsidiaries, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the DLC's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies (except to such matters of real estate law that must be governed by the laws of the State of Ohio). THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR PITTSBURGH, PENNSYLVANIA, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR

PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8 Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     10.9 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     10.10 Entire Agreement. This Agreement and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties with respect to such transactions (including the Agreement in Principle).

     10.11 U.S. Dollars. Unless otherwise stated, all dollar amounts set forth herein are United States (U.S.) dollars.

     10.12 Sewage Facilities. Pursuant to the provisions of the Pennsylvania Sewage Facilities Act, 35 P.S. section 750.7a, Penn Power is notified that a "community sewage system" (as defined in Section 2 of the Sewage Facilities Act, 35 P.S. section 750.2) is not available on one or more lots comprising part of the Real Property at the facilities list in Schedule 10.12. Prior to construction of any buildings on such lots, a permit to connect to a community sewage system or a permit for installation of an individual sewage system must be obtained pursuant to Section 7 of the Sewage Facilities Act, 35 P.S. section
750.7. Before signing this Agreement, Penn Power should contact the local agency charged with administering the Sewage Facilities Act in the area of each such facility and lot(s) to determine the procedure and requirements for obtaining a permit for an individual or community sewage system to service such lot(s), if required for the intended uses and purposes of such lot(s).

     10.13 Bulk Sales Laws. Each Specified FE Subsidiary acknowledges that, notwithstanding anything in this Agreement to the contrary, DLC will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Each Specified FE Subsidiary hereby waives compliance by DLC with the provisions of the bulk sales laws of all applicable jurisdictions.

          IN WITNESS WHEREOF, DLC and Specified FE Subsidiaries have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                        DUQUESNE LIGHT COMPANY



                                        By:  /s/ Morgan K. O'Brien
                                             -----------------------------------
                                             Name:   Morgan K. O'Brien
                                             Title:  Vice President, Finance


                                        PENNSYLVANIA POWER COMPANY



                                        By:  /s/ Anthony J. Alexander
                                             -----------------------------------
                                             Name:   Anthony J. Alexander
                                             Title:  Executive Vice President
                                                       and General Counsel


                                        THE CLEVELAND ELECTRIC
                                        ILLUMINATING COMPANY


                                        By:  /s/ Anthony J. Alexander
                                             -----------------------------------
                                             Name:   Anthony J. Alexander
                                             Title:  Executive Vice President
                                                       and General Counsel

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

          Exhibit A      Form of Exchange Agreement
          Exhibit B      Form of Assignment and Assumption Agreement
          Exhibit C      Form of Bill of Sale
          Exhibit D      Form of FE Support Agreement
          Exhibit E      Form of FIRPTA Affidavit
          Exhibit F      Form of Beaver Valley Omnibus Services Agreement
          Exhibit G      Form of Special Warranty Deed
          Exhibit H      Form of CAPCO Settlement Agreement
          Exhibit I      Form of Beaver Valley Unit 2 Indentures Support
                         Agreement
          Exhibit J      Form of Amendment 2 to the CAPCO Perry Unit 1 Operating
                         Agreement
          Exhibit K      Form of Easement Agreement

SCHEDULES

1.1(15)        Beaver Valley CAPCO Agreements
1.1(33)        Beaver Valley Unit 2 Lease Indentures Documents
1.1(56)        Common CAPCO Agreements
1.1(57)        Common Facility Assets
1.1(68)        DLC Beaver Valley Emergency Preparedness Agreements
1.1(104)       Exempt Facilities
1.1(156)       Permitted Encumbrances
1.1(157)       Perry CAPCO Agreements
1.1(182)       Real and Personal Property Comprising the Decommissioned
               Shippingport Atomic Power Station
1.1(202)       Transferable Permits (both environmental and non-environmental)

2.1(a)         DLC Real Property
2.1(c)         Tangible Personal Property
2.1(i)         Unexpired, Transferrable Warranties and Guarantees from Third
               Parties
2.1(l)         Intellectual Property
2.2(a)         Beaver Valley Switchyard Assets
2.2(l)         Excepted Beaver Valley Telecommunications Equipment
2.3(d)         Agreements or Consent Orders
2.7            Inventories to be Transferred and Total Net Book Value
2.11           Perry Unit 1 Property Tax Litigation

4.3(a)         DLC Conflicts/Defaults/Violations
4.3(b)         DLC Required Regulatory Approvals
4.4(b)         Shippingport Atomic Power Station Insurance Coverage
4.5            Real Property Leases

4.6(a)         Perry Unit 1 Environmental Matters
4.6(b)         Beaver Valley Environmental Matters
4.7            Description of Real Property
4.8            Notices of Condemnation
4.9(a)(i)      Perry Unit 1 List of Contracts
4.9(a)(ii)     Material Exceptions and Required Consents to Perry Unit 1
               Contracts
4.9(a)(iii)    Material Defaults under Perry Unit 1 Contracts
4.9(b)(i)      Beaver Valley List of Contracts
4.9(b)(ii)     Material Exceptions and Required Consents to Beaver Valley
               Contracts
4.9(b)(iii)    Material Defaults under Beaver Valley Contracts
4.10           Legal Proceedings
4.11(a)(i)     Perry Unit 1 Permit Violations
4.11(a)(ii)    Perry Unit 1 Material Permits
4.11(b)(i)     Beaver Valley Permit Violations
4.11(b)(ii)    Beaver Valley Material Permits
4.12           Tax Matters
4.13           Intellectual Property
4.19           Beaver Valley Labor Matters
4.20           Beaver Valley Benefit Plans
4.21           Matters Relating to Qualified Decommissioning Funds
4.22           Matters Relating to Nonqualified Decommissioning Funds
4.23(a)        DLC Nuclear Law Matters Relating to Perry Unit 1
4.23(b)        DLC Nuclear Law Matters Relating to Beaver Valley

5.3(a)         Specified FE Subsidiaries' Conflicts/Defaults/Violations
5.3(b)         Specified FE Subsidiaries' Required Regulatory Approvals
5.4            List of Specified FE Subsidiaries' Litigation
5.8(a)         Specified FE Subsidiaries' Nuclear Law Matters Relating to Beaver
               Valley
5.8(b)         Specified FE Subsidiaries' Nuclear Law Matters Relating to Perry
               Unit 1

6.11(a)        Specified Individual Employees
6.11(c)        DLC Non-Union Employees
6.11(d)        DLC Collective Bargaining Agreements for DLC Nuclear Assets
6.16(a)        Penn Power Actions in Respect of Beaver Valley Unit 2 Lease
               Indentures

10.12          Sewage Facilities

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I

     DEFINITIONS............................................................   2
          1.1       Definitions.............................................   2
          1.2       Certain Interpretive Matters............................  24
          1.3       CAPCO Agreements to Govern..............................  24
          1.4       DLC's Interest in Assets................................  24

ARTICLE II

     CONVEYANCE OF DLC NUCLEAR ASSETS.......................................  25
          2.1       Transfer of DLC Nuclear Assets..........................  25
          2.2       Excluded Assets.........................................  26
          2.3       Assumed Liabilities.....................................  28
          2.4       Excluded Liabilities....................................  30
          2.5       Control of Litigation...................................  31
          2.6       Fuel Supplies...........................................  32
          2.7       Inventories.............................................  32
          2.8       [Intentionally Omitted.]................................  32
          2.9       Spent Nuclear Fuel Fees and Ownership ..................  32
          2.10      Department of Energy Decontamination and
                    Decommissioning Fees....................................  33
          2.11      Property Tax Litigation.................................  33

ARTICLE III

     THE DLC NUCLEAR CLOSING................................................  33
          3.1       DLC Nuclear Closing.....................................  33
          3.2       Calculation of DLC Nuclear Closing Payments.............  34
          3.3       Payment of DLC Nuclear Closing Payment..................  35
          3.4       Prorations..............................................  35
          3.5       Audit Cooperation.......................................  36
          3.6       Deliveries by Specified FE Subsidiaries.................  36
          3.7       Deliveries by DLC.......................................  37
          3.8       Work in Progress........................................  39
          3.9       Ancillary Agreements....................................  39

ARTICLE IV

     REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF DLC.....................  39
          4.1       Incorporation; Qualification............................  39
          4.2       Authority...............................................  39
          4.3       Consents and Approvals; No Violation....................  40
          4.4       Insurance...............................................  40
          4.5       DLC Real Property Leases................................  40
          4.6       Environmental Matters...................................  40
          4.7       Real Property...........................................  42
          4.8       Condemnation............................................  42
          4.9       Contracts and Leases....................................  42
          4.10      Legal Proceedings.......................................  43
          4.11      Permits.................................................  43
          4.12      Taxes...................................................  44
          4.13      Intellectual Property...................................  44
          4.14      Compliance With Laws....................................  44
          4.15      DISCLAIMERS REGARDING DLC NUCLEAR ASSETS................  44
          4.16      Year 2000 Compliance....................................  45
          4.17      [Intentionally Omitted.]................................  45
          4.18      Capital Expenditures....................................  45
          4.19      Labor Matters...........................................  45
          4.20      Benefit Plans; ERISA....................................  46
          4.21      DLC Qualified Decommissioning Funds.....................  46
          4.22      DLC Nonqualified Decommissioning Funds..................  48
          4.23      DLC Nuclear Law Matters.................................  49

ARTICLE V

     REPRESENTATIONS,  WARRANTIES AND DISCLAIMERS OF SPECIFIED FE
     SUBSIDIARIES...........................................................  50
          5.1       Incorporation; Qualification............................  50
          5.2       Authority...............................................  50
          5.3       Consents and Approvals; No Violation....................  50
          5.4       Legal Proceedings.......................................  51
          5.5       [Intentionally Omitted].................................  51
          5.6       WARN Act................................................  51
          5.7       Regulatory Status of Specified FE Subsidiaries..........  51
          5.8       Specified FE Subsidiaries' Nuclear Law Matters..........  51

ARTICLE VI

     COVENANTS OF THE PARTIES...............................................  52
          6.1.1     Interim Operation of Beaver Valley......................  52
          6.1.2     Interim Operation of Perry Unit 1.......................  54
          6.2       Access to Information...................................  54
          6.3       Confidentiality.........................................  54
          6.4       Public Statements.......................................  55
          6.5       Expenses................................................  55
          6.6       Further Assurances......................................  55
          6.7       Consents and Approvals..................................  56
          6.8       Fees and Commissions....................................  58
          6.9       Tax Matters.............................................  58
          6.10      Advice of Changes.......................................  59
          6.11      DLC Employees...........................................  59
          6.12      Risk of Loss............................................  64
          6.13      CAPCO Agreements........................................  64
          6.14      Refund of Accrued Interest in Insurance Premiums........  64
          6.15      Operating Control.......................................  64
          6.16      Beaver Valley Unit 2 Facility Leases....................  64
          6.17      Tax Exempt Financing....................................  65
          6.18      Removal at Shippingport Site Buildings..................  67
          6.19      Decommissioning Funds...................................  67
          6.19.1    Beaver Valley Unit 1 Decommissiong Funds................  67
          6.19.2    Beaver Valley Unit 2 Decommissiong Funds................  70
          6.19.3    Perry Unit 1 Decommissioning Funds......................  73
          6.20      Employee Morale.........................................  75
          6.21      Beaver Valley Omnibus Services Agrement and Related
                    Easements...............................................  75

ARTICLE VII

     CONDITIONS.............................................................  76
          7.1       Conditions to Obligations of the Parties................  76
          7.2       Conditions to Obligations of DLC........................  76
          7.3       Conditions to Obligations of Specified FE Subsidiaries..  78

ARTICLE VIII

     INDEMNIFICATION........................................................  80
          8.1       General Indemnification Obligations.....................  80
          8.2       Indemnification and Release of DLC by Specified FE
                    Subsidiaries............................................  80
          8.3       Indemnification of Specified FE Subsidiaries by DLC.....  81

          8.4       Certain Limitations on Indemnification..................  81
          8.5       Defense of Claims.......................................  82

ARTICLE IX

     TERMINATION............................................................  84
          9.1       Termination.............................................  84
          9.2       Procedure and Effect of No-Default Termination..........  85

ARTICLE X

     MISCELLANEOUS PROVISIONS...............................................  86
          10.1      Amendment and Modification..............................  86
          10.2      Waiver of Compliance; Consents..........................  86
          10.3      No Survival.............................................  86
          10.4      Notices.................................................  86
          10.5      Assignment..............................................  87
          10.6      Governing Law...........................................  87
          10.7      Counterparts............................................  88
          10.8      Interpretation..........................................  88
          10.9      Schedules and Exhibits..................................  88
          10.10     Entire Agreement........................................  88
          10.11     U.S. Dollars............................................  88
          10.12     Sewage Facilities.......................................  88
          10.13     Bulk Sales Laws.  ......................................  89